   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 1996

                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                     AMERCO
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            NEVADA                                                       88-0106815
                (STATE OR OTHER JURISDICTION OF                                       (I.R.S. EMPLOYER
                INCORPORATION OR ORGANIZATION)                                       IDENTIFICATION NO.)

                            ------------------------

                         1325 AIRMOTIVE WAY, SUITE 100
                            RENO, NEVADA 89502-3239
                                 (702) 688-6300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           GARY V. KLINEFELTER, ESQ.
                                GENERAL COUNSEL
                                     AMERCO
                         1325 AIRMOTIVE WAY, SUITE 100
                            RENO, NEVADA 89502-3239
                                 (702) 688-6300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                               JON S. COHEN, ESQ.
                             SNELL & WILMER L.L.P.
                               ONE ARIZONA CENTER
                          PHOENIX, ARIZONA 85004-0001
                                 (602) 382-6247
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                           AGGREGATE OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED                                           PRICE(1)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock, $0.25 par value per share(2)...................
Series B Common Stock, $0.25 par value per share(3)..........
Preferred Stock(4)...........................................
Debt Securities(5)...........................................       $500,000,000         $172,414(8)
Convertible Debt Securities(6)...............................
Warrants(7)..................................................
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) If any of the Securities are issued at an original issue discount, the principal amount may be increased such that the aggregate proceeds shall not exceed $500,000,000, notwithstanding that the stated principal amount of such Securities may exceed such amount.
(2) Such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices.
(3) Such indeterminate number of shares of Series B Common Stock as may from time to time be issued at indeterminate prices, including Series B Common Stock issuable upon conversion of Convertible Debt Securities, upon conversion or redemption of Preferred Stock, or upon exercise of Warrants to purchase Series B Common Stock.
(4) Such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices.
(5) Such indeterminate principal amount of Debt Securities as may be issued at indeterminate prices.
(6) Such indeterminate principal amount of Convertible Debt Securities as may be issued at indeterminate prices.
(7) Warrants for the purchase of securities of the Company may be offered and sold separately or together with other Securities.
(8) Calculated pursuant to Rule 457(o) of the Rules and Regulations under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 26, 1996
PROSPECTUS

                                  $500,000,000

                                  A M E R C O
                                  COMMON STOCK
                             SERIES B COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                          CONVERTIBLE DEBT SECURITIES
                                    WARRANTS

                              LOGO    LOGO    LOGO

    AMERCO (the "Company"), a holding company for U-Haul International, Inc., Ponderosa Holdings, Inc., Amerco Real Estate Company, and other companies, may issue and sell from time to time together or separately, (i) shares of its Common Stock, par value $0.25 per share ("Common Stock"); (ii) shares of its Series B Common Stock, par value $0.25 per share ("Series B Common Stock");
(iii) shares of its Preferred Stock ("Preferred Stock"); (iv) its debt securities ("Debt Securities"); (v) its convertible debt securities ("Convertible Debt Securities"), which may be senior debt securities ("Convertible Senior Debt Securities") or subordinated debt securities ("Convertible Subordinated Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of the Company convertible into other securities of the Company; and (vi) warrants to acquire other securities of the Company ("Warrants"), in amounts, at prices, and on terms to be determined at the time of offering. The Common Stock, Series B Common Stock, Preferred Stock, Debt Securities, Convertible Debt Securities, and Warrants shall be collectively referred to as the "Securities". The Securities offered pursuant to this Prospectus maybe issued in one or more series or issuances and will be limited to $500,000,000 aggregate public offering price and exercise price.

    The specific terms of the particular Securities in respect of which this Prospectus is being delivered ("Offered Securities") will be set forth in a supplement to this Prospectus ("Prospectus Supplement") which will be delivered together with this Prospectus, including, where applicable, in the case of Preferred Stock, Debt Securities or Convertible Debt Securities, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, rate (which may be fixed or variable), time and method of calculating payments of interest, if any, place or places where principal, premium, if any, and interest, if any, on such Preferred Stock, Debt Securities, or Convertible Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, terms for conversion into other securities of the Company, the initial public offering price and any terms of exchange for Preferred Stock, Debt Securities or Convertible Debt Securities or conversion into other securities of the Company, the initial public offering price and other special terms and, in the case of any Warrants, the specific designation, aggregate number, duration, initial public offering price, exercise price, detachability of any Warrants, the amount of other securities of the Company for which such Warrants are exercisable, the terms of any mandatory or optional call, or other special terms, together with any other terms in connection with the offering and sale of the Offered Securities. This Prospectus, together with the Prospectus Supplement relating to any Warrants that have been issued, may also be delivered in connection with the issuance of any other securities of the Company for which such Warrants are exercised.

    The Company's Common Stock is listed on Nasdaq National Market ("Nasdaq") under the symbol "AMOO." The Company's Series A 8 1/2% Preferred Stock is listed on the New York Stock Exchange under the symbol "UHL". Any Securities offered may be listed, subject to notice of issuance, on Nasdaq or a national securities exchange.

    On February 22, 1996, the last reported sale price of the Common Stock through Nasdaq was $18 1/2 per share.

    The Securities may be sold (i) through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate; (ii) through agents designated from time to time; or (iii) directly. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered, any applicable commissions or discounts, and the net proceeds to the Company from such sale are set forth in the Prospectus Supplement.

    No person is authorized to give the information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with this Prospectus and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any state or other jurisdictions where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                                 ON PAGES 3-5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.
                      ------------------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1996.

                            ------------------------

      THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT
               APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE
                    COMMISSIONER PASSED UPON THE ACCURACY OR
                          ADEQUACY OF THIS PROSPECTUS.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a registration statement (the "Registration Statement") with respect to the Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

     The Company's Series A 8 1/2% Preferred Stock is listed on the New York Stock Exchange and the Company's Common Stock is listed on Nasdaq. Reports, proxy statements, and other information filed by the Company may be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20007.

     In addition, Summary Quarterly Financial Reports for the Company are available at the following Web site: http://www.uhaul.com.

                     INFORMATION INCORPORATED BY REFERENCE

     The Annual Report of the Company on Form 10-K for the fiscal year ended March 31, 1995, the Quarterly Reports of the Company on Form 10-Q for the quarters ended June 30 (as amended), September 30 (as amended), and December 31, 1995, the Reports by Issuer of Securities Quoted on Nasdaq on Form 10-C filed with the Commission on October 25, 1995 and February 15, 1996, and the Current Report on Form 8-K filed with the Commission on May 5, 1995 are incorporated herein by reference.

     All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will cause to be furnished without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any documents described above, other than certain exhibits to such documents. Requests should be addressed to:
AMERCO, Investor Relations, 1325 Airmotive Way, Suite 100, Reno, Nevada 89502; telephone: (702) 688-6300.

                                  RISK FACTORS

     THE FOLLOWING MATTERS, INCLUDING THOSE MENTIONED ELSEWHERE, SHOULD BE CONSIDERED CAREFULLY BY A PROSPECTIVE INVESTOR IN EVALUATING A PURCHASE OF THE SECURITIES.

SHOEN LITIGATION UNCERTAINTY

     As disclosed in "Shoen Litigation," certain of the Company's current and former directors are defendants in an action entitled Samuel W. Shoen, M.D., et al. v. Edward J. Shoen, et al., No. CV88-20139 (the "Shoen Litigation"). On February 21, 1995, judgment was entered against the defendants in the amount of approximately $461.8 million plus interest and taxable costs. Pursuant to separate indemnification agreements, the Company has agreed to indemnify the defendants to the fullest extent permitted by law or the Company's Articles of Incorporation or By-Laws, for all expenses and damages incurred by the defendants in this proceeding, subject to certain exceptions. Based on the plaintiffs' theory of damages, the court ruled that the plaintiffs in this case elected as their remedy to transfer their shares of Common Stock to the defendants upon satisfaction of the judgment.

     On February 21, 1995, the defendants who are current directors of the Company (the "Directors-Defendants") filed for protection under Chapter 11 of the federal bankruptcy laws, resulting in the issuance of an order automatically staying the execution of the judgment against those defendants. The Director-Defendants, in cooperation with the Company, have filed plans of reorganization in the United States Bankruptcy Court for the District of Arizona, all of which propose the same funding and treatment of the plaintiffs' claims resulting from the judgment in the Shoen Litigation. The plans of reorganization, as amended, shall collectively be referred to as the "Plan". The Company has agreed to be the funding source for the Plan. The Plan provides for payment to the plaintiffs of cash and other property in exchange for the plaintiffs' Common Stock.

     The Company has satisfied the judgment with respect to certain of the plaintiffs and the balance of the judgment has been reduced to approximately $313.8 million, plus interest. As of the date hereof, total accrued interest on the outstanding balance of the judgment is approximately $31.6 million.

     There is no assurance that Plan will be confirmed by the bankruptcy court. Because the Plan has not yet been confirmed by the bankruptcy court and because the Company and the Director-Defendants may enter into settlement agreements with one or more of the plaintiffs on terms different from those provided in the Plan, the Company is unable to determine the impact the Plan and/or any such settlements will have on the Company's prospective financial condition, results of operations, cash flows, or capital expenditure plans. However, as a result of funding the Plan and/or any such settlements, the Company will incur additional costs in the future in the form of dividends on any stock issued to fund the Plan or any settlement and/or interest on borrowed funds. Furthermore, the Company's outstanding Common Stock would be reduced by 12,426,836 shares, in addition to the 5,828,140 shares already redeemed from the plaintiffs.

     Other uncertainties remain about the Plan, including the tax treatment of the payments to be made by the Company pursuant to the Plan or any settlement. Specifically, the Company plans to deduct for income tax purposes a substantial portion of the payments made by the Company to the plaintiffs, which will reduce the Company's income tax liability. While the Company believes that such income tax deductions are appropriate, there can be no assurance that any such deductions ultimately will be allowed in full. Accordingly, for tax and other reasons, the consummation of the Plan and/or any settlement with the plaintiffs could result in material changes in the Company's financial condition, results of operations, and earnings per common share.

     Furthermore, in the event the fair value of the consideration paid by the Company to the plaintiffs is in excess of the fair value of the stock redeemed by the Company, the Company will be required to record an expense equal to the difference. Based upon the uncertainties surrounding the Shoen Litigation and the related bankruptcy proceedings, the range of loss, if any, is not estimable as of the date of this Prospectus. No such expense was recorded for the transactions with the plaintiffs consummated prior to December 31, 1995, as the fair value of the consideration paid by the Company was less than the fair value of the stock redeemed by the Company. In addition, no provision has been made in the Company's financial statements for any payments made or to be made to the plaintiffs. The Company has not yet determined the accounting treatment for any transaction with the plaintiffs completed after December 31, 1995. For the reasons set forth above, the Plan and/or any settlement could have the effect of reducing the Company's net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Shoen Litigation" and "Shoen Litigation."

DEPENDENCE UPON KEY PERSONNEL

     The success and growth of the Company since 1987 has been dependent upon the performance of its senior management team, the loss of whose services could have an adverse effect on the Company. There is no assurance that the senior management will remain employed by the Company. The Company has not entered into employment contracts with anyone on the senior management team and has not granted restricted stock or stock option awards to any employee pursuant to the Company's Stock Option and Incentive Plan. However, Edward J., Mark V., and James P. Shoen are members of the Company's senior management and have substantial common stock holdings in the Company.

ENVIRONMENTAL MATTERS

     The Company owns properties that contained approximately 650 underground storage tanks as of December 31, 1995 and has been named a "potentially responsible party" with respect to the disposal of hazardous wastes at ten federal and two state superfund sites. See "Business -- Environmental Matters."

QUARTERLY FLUCTUATIONS -- SEASONALITY

     The Company's results of operations have historically fluctuated from period to period, including on a quarterly basis. In particular, the Company's U-Haul rental operations are seasonal and proportionally more of the Company's revenues and net earnings from its rental operations are generated in the first and second quarters of each fiscal year (April through September). In addition, the Company's results of operations have in the past been and will continue to be affected by a wide variety of factors, including natural disasters and other events that are beyond the control of the Company. For example, the results of operations of RWIC in fiscal 1992 and 1993 were adversely affected due to losses related to Hurricane Andrew. Results of operations in any period should not be considered indicative of the results to be expected for any future periods, and fluctuations in operating results may also result in fluctuations in the price of the Securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATED INDUSTRIES

     The Company's insurance subsidiaries are subject to considerable regulation and supervision in the states in which they transact business. State laws regulate transactions and dividends between an insurance company and its parent or affiliates. It is not possible to predict the future impact of changing state and federal regulation on the operations of the Company's insurance subsidiaries. See "Business -- Insurance Operations -- Regulation."

ABILITY TO ISSUE SERIAL COMMON STOCK AND PREFERRED STOCK

     The Board of Directors has the authority to issue up to 50,000,000 shares of preferred stock and up to 150,000,000 shares of serial common stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock and Series B Common Stock may be subject to, and may be adversely affected by, the rights of the holders of any serial common stock and preferred stock that may be issued in the future. The issuance of serial common stock and preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring, or preventing a change in control of the Company. Furthermore, holders of such serial common stock or preferred stock may have other rights, including economic rights senior to the Common Stock and Series B Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock and Series B Common Stock.

DIVIDENDS

     Certain of the Company's credit agreements contain restrictions on the Company's ability to pay dividends and distributions on and to repurchase or otherwise acquire its capital stock. There can be no assurance that the Company will be able to pay dividends on any capital stock offered hereby in compliance with such restrictions. See "Description of Common Stock -- Dividends" and "Description of Preferred Stock -- Dividends."

LIMITED PRIOR MARKET FOR CAPITAL STOCK

     Prior to the offering of Securities under this Prospectus, there has been no public market for any of the Company's securities other than the Company's Series A 8 1/2% Preferred Stock which is trading on the New York Stock Exchange and a small percentage of the Company's Common Stock which is trading on Nasdaq. Although the Company will apply to have the Securities offered hereby listed on the New York Stock Exchange or approved for quotation on Nasdaq, there can be no assurance that an active trading market will develop or be maintained following such offering.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's ratios of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of pretax earnings from operations plus total fixed charges excluding interest capitalized during the period, and "fixed charges" consists of interest expense, preferred stock dividends, capitalized interest, amortization of debt expense and discounts and one-third of the Company's annual rental expense (which the Company believes is a reasonable approximation of the interest factor of such rentals). For the year ended March 31, 1991, pretax earnings were not sufficient to cover fixed charges by an amount of $4.2 million. The ratio for the nine months ended December 31, 1995 may not be indicative of the ratio to be expected for fiscal 1996 because, among other reasons, the Company's U-Haul rental operations are seasonal and proportionally more of its earnings are generated in the first and second quarters of each fiscal year.

NINE MONTHS
   ENDED
DECEMBER 31,              YEARS ENDED MARCH 31,
------------     ----------------------------------------
    1995         1995     1994     1993     1992     1991
------------     ----     ----     ----     ----     ----
   2.12          1.87     1.64     1.45     1.21      N/A

                                  THE COMPANY

     The Company is the holding company for U-Haul International, Inc. ("U-Haul"), Ponderosa Holdings, Inc. ("Ponderosa"), and Amerco Real Estate Company ("AREC"). Throughout this Prospectus, unless the context otherwise requires, the term "Company" includes all of the Company's subsidiaries.

     Founded in 1945, U-Haul is primarily engaged, through subsidiaries, in the rental of trucks, automobile-type trailers, and support rental items to the do-it-yourself moving customer. The Company's do-it-yourself moving business operates under the U-Haul name through an extensive and geographically diverse distribution network of approximately 1,100 Company-owned U-Haul Centers and approximately 13,000 independent dealers throughout the United States and Canada. U-Haul's rental equipment fleet consists of approximately 84,000 trucks and approximately 102,000 trailers. Additionally, U-Haul sells related products and services and rents self-storage facilities and various kinds of equipment. U-Haul entered the self-storage business in 1974 and offers for rent more than
17.9 million square feet of self-storage space through approximately 800 Company-owned or managed storage locations. AREC owns a majority of the real estate used in connection with the foregoing businesses.

     Ponderosa serves as the holding company for the Company's insurance businesses. Ponderosa's two principal subsidiaries are Oxford Life Insurance Company ("Oxford") and Republic Western Insurance Company ("RWIC"). Oxford primarily reinsures life, health, and annuity type insurance products and administers the Company's self-insured employee health plan. RWIC originates and reinsures property and casualty type insurance products for various market participants, including independent third parties, the Company's customers, and the Company.

     The Company's principal executive offices are located at 1325 Airmotive Way, Suite 100, Reno, Nevada 89502, and the telephone number of the Company is
(702) 688-6300.

     The following chart represents the corporate structure of the major operating subsidiaries of the Company.

                                      LOGO

                                USE OF PROCEEDS

     The use of proceeds for a particular offering of Securities will be set forth in the Prospectus Supplement relating to such offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial information, insofar as it relates to each of the fiscal years ended March 31, 1995, 1994, 1993, 1992, and 1991, has been derived from and is qualified by reference to the financial statements and other information and data contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995, which is incorporated by reference. The selected financial information related to the nine months ended December 31, 1995 and 1994 has been derived from the Company's unaudited quarterly report on Form 10-Q for the quarter ended December 31, 1995, which is incorporated by reference herein. Oxford and RWIC have been consolidated on the basis of fiscal years ended December 31. To give effect to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company has restated its financial statements to April 1, 1988. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other" and "Shoen Litigation." The summaries for the nine months ended December 31, 1995 and 1994 are unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation of such financial information have been included. The results of operations for the nine months ended December 31, 1995 may not be indicative of the results to be expected for fiscal 1996 because, among other reasons, the Company's U-Haul rental operations are seasonal and proportionally more of its revenue and net earnings are generated in the first and second quarters of each fiscal year.

                                                                                                               FOR THE NINE
                                                                                                               MONTHS ENDED
                                                        FOR THE YEARS ENDED MARCH 31,                          DECEMBER 31,
                                        --------------------------------------------------------------    -----------------------
                                           1995         1994         1993         1992         1991        1995(4)        1994
                                        ----------   ----------   ----------   ----------   ----------    ----------   ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
Summary of Operations:
Rental, net sales and other revenue.... $1,063,130   $  972,704   $  901,446   $  845,128   $  860,044    $  858,894   $  835,124
Premiums and net investment income.....    177,733      162,151      139,465      126,756      126,620       150,334      141,587
                                        ----------   ----------   ----------   ----------   ----------     ---------    ---------
                                         1,240,863    1,134,855    1,040,911      971,884      986,664     1,009,228      976,711
                                        ----------   ----------   ----------   ----------   ----------     ---------    ---------
Operating expense, advertising expense,
  and cost of sales....................    783,933      735,841      697,700      661,229      668,149       659,616      585,332
Benefits, losses and amortization of
  deferred acquisition costs...........    144,303      130,168      115,969       99,091      126,626       125,549      116,884
Depreciation...........................    151,409      133,485      110,105      109,641      114,589        79,049      112,631
Interest expense.......................     67,762       68,859       67,958       76,189       80,815        52,684       50,871
                                        ----------   ----------   ----------   ----------   ----------      --------    ---------
                                         1,147,407    1,068,353      991,732      946,150      990,179       916,898      865,718
                                        ----------   ----------   ----------   ----------   ----------      --------    ---------
Pretax earnings (loss) from
  operations...........................     93,456       66,502       49,179       25,734       (3,515)       92,330      110,993
Income tax expense.....................    (33,424)     (19,853)     (17,270)      (4,940)      (6,354)      (34,120)     (39,602)
                                        ----------   ----------   ----------   ----------   ----------      --------    ---------
Earnings (loss) from operations before
  extraordinary loss on early
  extinguishment of debt and cumulative
  effect of change in accounting
  principle............................     60,032       46,649       31,909       20,794       (9,869)       58,210       71,391
Extraordinary loss on early
  extinguishment of debt...............         --       (3,370)          --           --           --            --           --
Cumulative effect of change in
  accounting principle.................         --       (3,095)          --           --           --            --           --
                                        ----------   ----------   ----------   ----------   ----------    ----------   ----------
Net earnings (loss).................... $   60,032   $   40,184   $   31,909   $   20,794   $   (9,869)   $   58,210   $   71,391
                                        ==========   ==========   ==========   ==========   ==========    ==========   ==========
Earnings (loss) from operations before
  extraordinary loss on early
  extinguishment of debt and cumulative
  effect of change in accounting
  principle per common share(3)........ $     1.23   $     1.06   $      .83   $      .53   $     (.25)   $     1.32   $     1.67
Net earnings (loss) per common
  share(3).............................       1.23          .89          .83          .53         (.25)         1.32         1.67
Weighted average common shares
  outstanding(2)....................... 38,190,552   38,664,063   38,664,063   38,880,069   39,213,080    36,796,961   37,025,575
Cash dividends declared................ $   12,964   $    7,900   $    1,994           --   $    1,176    $    9,723   $    9,723
Ratio of earnings to fixed
  charges(1)...........................       1.87         1.64         1.45         1.21           --(1)       2.12         2.41

                                                                  MARCH 31,                                    DECEMBER 31,
                                        --------------------------------------------------------------    -----------------------
                                           1995         1994         1993         1992         1991        1995(4)        1994
                                        ----------   ----------   ----------   ----------   ----------    ----------   ----------
                                                                             (IN THOUSANDS)
Balance Sheet Data:
Total property, plant and equipment,
  net.................................. $1,274,246   $1,174,236   $  989,603   $  987,095   $1,040,342    $1,260,933   $1,262,853
Total assets...........................  2,605,989    2,344,442    2,024,023    1,979,324    1,822,977     2,748,795    2,537,422
Notes and loans payable................    881,222      723,764      697,121      733,322      804,826       890,633      827,592
Stockholders' equity...................    686,784      651,787      479,958      451,888      435,180       695,174      705,577

---------------
(1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of pretax earnings from operations plus total fixed charges excluding interest capitalized during the period and "fixed charges" consists of interest expense, preferred stock dividends, capitalized interest, amortization of debt expense and discounts and one-third of the Company's annual rental expense (which the Company believes is a reasonable approximation of the interest factor of such rentals). For the year ended March 31, 1991, pretax earnings were not sufficient to cover fixed charges by an amount of $4.2 million.
(2) Reflects the adoption of Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans."
(3) For the fiscal years ended March 31, 1995 and 1994, and for the nine months ended December 31, 1995 and 1994, earnings (loss) and net earnings per common share were computed after giving effect to the dividends on the Company's Series A 8 1/2% preferred stock.
(4) Reflects the adoption of Statement of Position 93-7, "Reporting on Advertising Costs."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     For financial statement preparation, the Company's insurance subsidiaries report on a calendar year basis while the Company reports on a fiscal year basis ending March 31. Accordingly, with respect to the Company's insurance subsidiaries, any reference to the years 1994, 1993, and 1992 corresponds to the Company's fiscal years 1995, 1994, and 1993, respectively. There have been no events related to such subsidiaries between January 1 and March 31 of 1995, 1994, or 1993 that would materially affect the Company's consolidated financial position or results of operations as of and for the fiscal years ended March 31, 1995, 1994, and 1993, respectively.

RESULTS OF OPERATIONS (UNAUDITED)

     NINE MONTHS ENDED DECEMBER 31, 1995 AND 1994

     The following table shows industry segment data from the Company's three industry segments, rental operations, life insurance, and property and casualty insurance, for the nine months ended December 31, 1995 and 1994. Rental operations is composed of the operations of U-Haul and AREC. Life insurance is composed of the operations of Oxford. Property and casualty insurance is composed of the operations of RWIC. The Company's results of operations have historically fluctuated from quarter to quarter. In particular, the Company's U-Haul rental operations are seasonal and proportionally more of the Company's revenues and net earnings from its U-Haul rental operations are generated in the first and second quarters each fiscal year (April through September).

                                                                       PROPERTY/      ADJUSTMENTS
                                            RENTAL         LIFE         CASUALTY          AND
                                          OPERATIONS     INSURANCE     INSURANCE      ELIMINATIONS     CONSOLIDATED
                                          ----------     ---------     ----------     ------------     ------------
                                                                       (IN THOUSANDS)
NINE MONTHS ENDED DECEMBER 31, 1995
Revenues:
  Outside...............................  $  852,303     $  36,319      $120,606       $       --       $1,009,228
  Intersegment..........................        (656)        1,074         9,580           (9,998)              --
                                          ----------      --------      --------        ---------       ----------
         Total revenues.................  $  851,647     $  37,393      $130,186       $   (9,998)      $1,009,228
                                          ==========      ========      ========        =========       ==========
  Operating profit......................  $  117,966     $  10,069      $ 16,323       $      656       $  145,014
                                          ==========      ========      ========        =========
  Interest expense......................                                                                    52,684
                                                                                                        ----------
  Pretax earnings from operations.......                                                                $   92,330
                                                                                                        ==========
  Identifiable assets at December 31....  $1,867,323     $ 582,043      $608,536       $ (309,107)      $2,748,795
                                          ==========      ========      ========        =========       ==========
NINE MONTHS ENDED DECEMBER 31, 1994
Revenues:
  Outside...............................  $  831,723     $  29,972      $115,016       $       --       $  976,711
  Intersegment..........................         (41)        1,134        14,899          (15,992)              --
                                          ----------      --------      --------        ---------       ----------
         Total revenues.................  $  831,682     $  31,106      $129,915       $  (15,992)      $  976,711
                                          ==========      ========      ========        =========       ==========
  Operating profit......................  $  139,041     $   8,016      $ 14,766       $       41       $  161,864
                                          ==========      ========      ========        =========
  Interest expense......................                                                                    50,871
                                                                                                        ----------
  Pretax earnings from operations.......                                                                $  110,993
                                                                                                        ==========
  Identifiable assets at December 31....  $1,792,189     $ 452,699      $566,930       $ (274,396)      $2,537,422
                                          ==========      ========      ========        =========       ==========

RESULTS OF OPERATIONS

     YEARS ENDED MARCH 31, 1995, 1994, AND 1993

     The following table shows industry segment data from the Company's three industry segments, rental operations, life insurance, and property and casualty insurance, for the fiscal years ended March 31, 1995, 1994, and 1993. Rental operations is composed of the operations of U-Haul and AREC. Life insurance is composed of the operations of Oxford. Property and casualty insurance is composed of the operations of RWIC.

                                                                         PROPERTY/      ADJUSTMENTS
                                              RENTAL         LIFE         CASUALTY          AND
                                            OPERATIONS     INSURANCE     INSURANCE      ELIMINATIONS     CONSOLIDATED
                                            ----------     ---------     ----------     ------------     ------------
                                                                         (IN THOUSANDS)
1995
Revenues:
  Outside.................................  $1,056,874     $  39,347      $ 144,642      $       --       $ 1,240,863
  Intersegment............................         (42)        1,444         20,657         (22,059)               --
                                            ----------      --------       --------       ---------        ----------
         Total revenues...................  $1,056,832     $  40,791      $ 165,299      $  (22,059)      $ 1,240,863
                                            ==========      ========       ========       =========        ==========
Operating profit..........................  $  128,278     $   9,824      $  23,074      $       42           161,218
                                            ==========      ========       ========       =========
Interest expense..........................                                                                     67,762
                                                                                                           ----------
Pretax earnings from operations...........                                                                $    93,456
                                                                                                           ==========
Identifiable assets.......................  $1,827,995     $ 479,778      $ 579,821      $ (281,605)      $ 2,605,989
                                            ==========      ========       ========       =========        ==========
1994
Revenues:
  Outside.................................  $  965,839     $  31,357      $ 137,659      $       --       $ 1,134,855
  Intersegment............................        (357)        2,834         18,862         (21,339)               --
                                            ----------      --------       --------       ---------        ----------
         Total revenues...................  $  965,482     $  34,191      $ 156,521      $  (21,339)      $ 1,134,855
                                            ==========      ========       ========       =========        ==========
Operating profit..........................  $  106,248     $   9,106      $  20,705      $     (698)          135,361
                                            ==========      ========       ========       =========
Interest expense..........................                                                                     68,859
                                                                                                           ----------
Pretax earnings from operations...........                                                                $    66,502
                                                                                                           ==========
Identifiable assets.......................  $1,593,044     $ 461,464      $ 550,795      $ (260,861)      $ 2,344,442
                                            ==========      ========       ========       =========        ==========
1993
Revenues:
  Outside.................................  $  891,599     $  33,619      $ 115,693      $       --       $ 1,040,911
  Intersegment............................          --         2,630         18,402         (21,032)               --
                                            ----------      --------       --------       ---------        ----------
         Total revenues...................  $  891,599     $  36,249      $ 134,095      $  (21,032)      $ 1,040,911
                                            ==========      ========       ========       =========        ==========
Operating profit..........................  $   88,581     $  12,325      $  16,231      $       --           117,137
                                            ==========      ========       ========       =========
Interest expense..........................                                                                     67,958
                                                                                                           ----------
Pretax earnings from operations...........                                                                $    49,179
                                                                                                           ==========
Identifiable assets.......................  $1,377,386     $ 472,669      $ 422,079      $ (248,111)      $ 2,024,023
                                            ==========      ========       ========       =========        ==========

NINE MONTHS ENDED DECEMBER 31, 1995 VERSUS NINE MONTHS ENDED DECEMBER 31, 1994

     U-HAUL

     U-Haul revenues consist of (i) total rental and other revenue and (ii) net sales. Total rental and other revenue increased by $14.8 million, approximately 2.1%, to $715.5 million in the first nine months of fiscal 1996. The increase in the first nine months of fiscal 1996 is primarily attributable to an increase in net revenues from the rental of moving related equipment and self-storage facilities which increased in the aggregate by $15.8 million to $721.8 million, as compared to $706.0 million in the first nine months of fiscal 1995. Moving related rental revenues benefited from transactional growth (volume) within the rental fleet. Revenues from the rental of self-storage facilities were positively impacted by additional rentable square footage. Other revenues decreased in the aggregate by $1.0 million.

     Net sales revenues were $136.7 million in the first nine months of fiscal 1996, which represents an increase of approximately 4.2% from the first nine months of fiscal 1995 net sales of $131.1 million. Revenue growth from the sale of moving support items (i.e. boxes, etc.), hitches, and propane resulted in a $6.6 million increase during the nine month period, which was offset by a $1.0 million decrease in revenue from gasoline sales consistent with the Company's ongoing efforts to remove underground storage tanks and gradually discontinue gasoline sales.

     Cost of sales was $81.9 million in the first nine months of fiscal 1996, which represents an increase of approximately 12.8% from $72.6 million for the same period in fiscal 1995. This increase in cost of sales reflects a $5.0 million increase in material costs from the sale of moving support items, hitches, and propane reflecting higher sales levels and a $4.4 million increase in allowances for inventory shrinkage and other inventory adjustments.

     Operating expenses increased to $541.0 million in the first nine months of fiscal 1996 from $485.7 million in the first nine months of fiscal 1995, an increase of approximately 11.4%. The change from the prior year primarily reflects a $37.3 million increase in rental equipment maintenance costs which reflects rental fleet expansion and transactional growth and an $11.6 million increase in personnel costs due to the increase in rental, sales and repair activity. All other operating expense categories increased in the aggregate by $6.4 million, approximately 4.1%, to $162.2 million.

     Advertising expense increased to $31.8 million in the first nine months of fiscal 1996 from $21.7 million in the first nine months of fiscal 1995. The increase primarily reflects a one-time expense of $8.7 million recognized during the first quarter of fiscal 1996, due to the adoption of Statement of Position 93-7 which requires immediate recognition of advertising costs not qualifying as direct-response.

     Depreciation expense for the first nine months of fiscal 1996 was $79.0 million, as compared to $112.6 million during the same period of the prior year. During the third quarter of fiscal 1996, based on experience the Company increased the estimated salvage value of certain rental trucks. The effect of the change in estimate reduced depreciation expense for the nine months ended December 31, 1995 by $35.7 million.

     OXFORD -- LIFE INSURANCE

     Premiums from Oxford's reinsurance lines before intercompany eliminations were $13.8 million for the nine months ended September 30, 1995, or 71.5% of total premiums for that period. This represents an increase of $0.6 million, or 4.5% over the same period in 1994. Reinsurance premiums are primarily from term life insurance, matured deferred annuity contracts, and credit insurance business. This increase in premiums is primarily attributable to the recent (fourth quarter 1994) reinsurance agreement of credit insurance business.

     Premiums from Oxford's direct lines before intercompany eliminations were $5.5 million for the nine months ended September 30, 1995, an increase of $1.3 million from 1994. This increase in direct premium is primarily attributable to the credit insurance business. Oxford's direct business related to group life and disability coverage issued to employees of the Company for the nine months ended September 30, 1995 accounted for approximately 7.5% of premiums. Other direct lines, including the credit insurance business, accounted for approximately 21.0% of Oxford's premiums for the nine months ended September 30, 1995.

     Net investment income before intercompany eliminations was $12.1 million and $11.1 million for the nine months September 30, 1995 and 1994, respectively. This increase is primarily due to increasing margins on the interest sensitive business. Gains on the disposition of fixed maturity investments were $4.4 million and $1.2 million for the nine months ended September 30, 1995 and 1994, respectively. Oxford had $1.5 million and $1.4 million of other income for the nine month period ended September 30, 1995 and 1994, respectively.

     Benefits and expenses incurred were $27.3 million for the nine months ended September 30, 1995, an increase of 18.2% over 1994. Comparable benefits and expenses incurred for 1994 were $23.1 million. This increase is primarily due to death and disability benefits incurred and an increase in the amortization of deferred acquisition costs.

     Operating profit before intercompany eliminations increased by $2.1 million, or approximately 26.3%, in 1995 to $10.1 million, primarily due to an increase in gains on the disposition of fixed maturity investments that was partially offset by the amortization of deferred acquisition costs.

     RWIC -- PROPERTY AND CASUALTY

     RWIC gross premium writings for the nine months ended September 30, 1995 were $138.7 million as compared to $141.4 million in the first nine months of 1994. The rental industry market accounts for a significant share of total premiums, approximately 44.4% and 43.3% in the first nine months of 1995 and 1994, respectively. These writings include U-Haul customers, fleetowners and U-Haul as well as other rental industry insureds with similar characteristics. RWIC continues underwriting professional reinsurance via broker markets. Premiums in this area decreased during the first nine months of 1995 to $42.7 million, or 30.8% of total gross premiums, from comparable 1994 figures of $54.1 million, or 38.3% of total premiums. This decrease can be primarily attributed to RWIC electing not to renew several treaties because of inadequate pricing and market conditions. Premium writings in selected general agency lines were 16.1% of total gross written premiums in the first nine months of 1995 compared to 15.2% in the first nine months of 1994. RWIC expanded its direct business in 1995 to include multiple peril coverage for a variety of commercial properties and businesses. These premiums accounted for 8.0% of the total gross written premium during the first nine months of 1995.

     Net earned premiums increased $0.4 million, or 0.4%, to $107.1 million for the nine months ended September 30, 1995, compared with premiums of $106.7 million for the nine months ended September 30, 1994. The slight increase is due to the direct business expansion discussed above.

     Underwriting expenses incurred were $113.9 million for the nine months ended September 30, 1995, a decrease of $1.2 million or 1.0% over 1994. Comparable underwriting expenses incurred for the same period in 1994 were $115.1 million. The decrease is due to a reduction in acquisition expenses, which is the result of lower commission rates on start up programs. This decrease was partially offset by an increase in administrative expenses and taxes related to higher concentration in states with higher premium tax rates.

     Net investment income was $22.1 million for the nine months ended September 30, 1995, an increase of 0.9% over 1994 net investment income of $21.9 million. The marginal increase is the result of the shift in types of securities held in the portfolio.

     RWIC completed the first nine months ended September 30, 1995 with income before tax expense of $16.3 million as compared to $14.8 million for the comparable period ended September 30, 1994. This represents an increase of $1.5 million, or 10.1% over 1994. This increase is due mainly to timing differences related to run-off and start up programs.

     INTEREST EXPENSE

     Interest expense increased by $1.8 million to $52.7 million for the nine months ended December 31, 1995, as compared to $50.9 million for the nine months ended December 31, 1994. The increase was attributable to higher average debt levels outstanding.

     CONSOLIDATED GROUP

     As a result of the foregoing, pretax earnings of $92.3 million were realized in the nine months ended December 31, 1995, as compared to $111.0 million for the same period in 1994. After providing for income taxes, net earnings for the nine months ended December 31, 1995 were $58.2 million, as compared to $71.4 million for the same period of the prior year.

FISCAL YEAR ENDED MARCH 31, 1995 VERSUS FISCAL YEAR ENDED MARCH 31, 1994

     U-HAUL OPERATIONS

     U-Haul revenues consist of (i) total rental and other revenue and (ii) net sales. Total rental and other revenue increased by $78.2 million, approximately 9.7%, to $887.6 million in fiscal 1995. The increase from fiscal 1994 is primarily attributable to a $68.6 million increase in net revenues from the rental of moving related equipment. Moving related revenues benefited from transactional (volume) growth within the truck and trailer fleets. Revenues from the rental of self-storage facilities increased by $9.7 million to $80.2 million in fiscal 1995, an increase of approximately 13.8%. Storage revenues continue to be positively impacted by additional rentable square footage and higher average rental rates. Other revenue categories decreased in the aggregate by $0.1 million, with declines in general rental item revenues and other miscellaneous revenues, offset by increases in interest income and gains on the sale of property, plant and equipment.

     Net sales were $170.2 million in fiscal 1995 which represents an increase of approximately 9.1% from fiscal 1994 net sales of $156.0 million. Revenue growth from moving support sale items (i.e., boxes, etc.), hitches and propane resulted in an $11.2 million increase, offset by a $1.9 million decrease in revenue from gasoline sales consistent with the Company's ongoing efforts to remove underground storage tanks and gradually discontinue gasoline sales.

     Cost of sales was $93.5 million in fiscal 1995, as compared to $92.2 million in fiscal 1994. The increase in cost of sales reflects increased material costs from the sale of moving support sale items and propane, which can be primarily attributed to higher sales levels. The increase was offset by a reduction in the provision for obsolete inventory between the two years due to management's continued emphasis on disposing of such inventory, including the complete liquidation of RV parts inventory during fiscal 1994. Improved margins on hitch sales also offset the increased cost of sales.

     Operating expenses increased to $683.7 million in fiscal 1995 from $633.6 million in fiscal 1994, an increase of approximately 7.9%. The change from the prior year reflects a $36.9 million increase in rental equipment maintenance costs. Efforts to minimize downtime, an increase in fleet size and higher transaction levels are primarily responsible for the increase. Lease expense declined by $17.9 million to $66.5 million reflecting lease terminations, lease restructuring, and lower finance costs on new leases originated during the past two years. All other operating expense categories increased in the aggregate by $31.0 million, approximately 8.3%, to $402.5 million. These increases are consistent with the growth in revenues.

     Depreciation expense during fiscal 1995 was $151.4 million as compared to $133.5 million in the prior year, reflecting the increase in fleet size and real property acquisitions.

     OXFORD -- LIFE INSURANCE

     Premiums from Oxford's reinsurance lines before intercompany eliminations were $17.4 million for the year ended December 31, 1994, an increase of $1.6 million, approximately 10.1% over 1993 and accounted for 73.8% of Oxford's premiums in 1994. These premiums are primarily from term life insurance and matured deferred annuity contracts. Increases in premiums are primarily from the anticipated increase in annuitizations as a result of the maturing of deferred annuities.

     Premiums from Oxford's direct lines before intercompany eliminations were $6.2 million in 1994, an increase of $4.2 million, or 210% from the prior year. This increase in direct premium revenues is primarily attributable to Oxford's entrance into the credit life and credit accident and health business ($4.4 million in premium revenues). Oxford's direct business related to group life and disability coverage issued to employees of the Company for the year ended December 31, 1994 accounted for approximately 7.2% of premiums. Other direct lines, including the credit business, accounted for approximately 19.0% of Oxford's premiums in 1994.

     Net investment income before intercompany eliminations was $14.1 million and $12.6 million for the years ended December 31, 1994 and 1993, respectively. This increase is due to increasing margins on the interest sensitive business. Gains on the disposition of fixed maturity investments were $1.3 million and $2.1 million for 1994 and 1993, respectively. Oxford had $1.9 million and $1.8 million of other income for 1994 and 1993, respectively.

     Benefits and expenses incurred were $31.0 million for the year ended December 31, 1994, an increase of 27.0% over 1993. Comparable benefits and expenses incurred for 1993 were $24.4 million. This increase is primarily due to the increase in reserves caused by the increase in annuitizations discussed above.

     Operating profit before intercompany eliminations decreased by $0.1 million, or approximately 1.0%, in 1994 to $9.7 million, primarily due to the decrease in gains on sale of fixed maturity investments. Such decrease was partially offset by the increasing margins on the interest sensitive business.

     RWIC -- PROPERTY AND CASUALTY

     RWIC gross premium writings for the year ended December 31, 1994 were $179.2 million as compared to $175.1 million in 1993. This represents an increase of $4.1 million, or 2.3%. As in prior years, the rental industry market accounts for a significant share of total premiums, approximately 42.8% and 36.6% in 1994 and 1993, respectively. These writings include U-Haul customers, fleetowners and U-Haul as well as other rental industry insureds with similar characteristics. Growth is also occurring in selected general agency lines. These premiums accounted for approximately 15.1% of gross written premiums for 1994, compared to 12.9% in 1993. RWIC continues underwriting professional reinsurance via broker markets, and premiums in this area decreased in 1994 to $58.3 million, or 32.5% of total gross premiums, from comparable 1993 figures of $70.2 million, or 40.1% of total premiums.

     Net earned premiums increased $8.0 million, or 6.38% to $133.4 million for the year ended December 31, 1994, compared with premiums of $125.4 million for the year ended December 31, 1993. The premium increase was primarily due to planned increased writings in the rental industry and general agency lines.

     Underwriting expenses incurred were $142.1 million for the twelve months ended December 31, 1994, an increase of $5.6 million, or 4.1% over 1993. Comparable underwriting expenses incurred for 1993 were $136.5 million. The increase in underwriting expenses is due to the larger premium volume being written in 1994, which increased acquisition costs and commensurate reserves. The ratio of underwriting expenses to net earned premiums decreased from 1.09 in 1993 to 1.07 in 1994. This improvement is primarily attributable to improved loss experience combined with continued market rate strength which affects the Company's assumed reinsurance area.

     Net investment income was $29.0 million for the year ended December 31, 1994, an increase of 5.8% over 1993 net investment income of $27.4 million. The increase is due to an increased asset base generated from larger premium volume.

     RWIC completed 1994 with income before taxes before intercompany eliminations of $23.2 million as compared to $19.9 million for the comparable period ended December 1993. This represents an increase of $3.3 million or 16.6% over 1993. Improved underwriting results in the Company's assumed reinsurance area was offset by declines in its workers' compensation and rental industry liability lines.

     INTEREST EXPENSE

     Interest expense decreased by $1.0 million to $67.8 million in fiscal 1995, as compared to $68.8 million in fiscal 1994. While average debt levels outstanding increased, the decrease in interest expense reflects a reduction in the average cost of funds.

     RESULTS OF OPERATIONS -- CONSOLIDATED GROUP

     As a result of the foregoing, pre-tax earnings of $93.5 million were realized in fiscal 1995 as compared to $66.5 million in fiscal 1994. After providing for income taxes, net earnings for fiscal 1995 were $60.0 million as compared to $40.2 million for the same period of the prior year. The consolidated results for the prior year reflect a cumulative effect adjustment resulting from the adoption of Statement of Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" and extraordinary costs associated with early extinguishment of debt.

FISCAL YEAR ENDED MARCH 31, 1994 VERSUS FISCAL YEAR ENDED MARCH 31, 1993

     U-HAUL OPERATIONS

     U-Haul revenues consist of (i) total rental and other revenue and (ii) net sales. Total rental and other revenue increased by $63.3 million, approximately 8.5%, to $809.4 million in fiscal 1994. The increase from fiscal 1993 is primarily attributable to a $52.2 million increase in net revenues from the rental of moving related equipment, which benefited from transactional (volume) growth reflecting higher utilization and rental fleet expansion. Revenues from the rental of self-storage facilities increased by $6.6 million to $70.5 million in fiscal 1994, an increase of approximately 10.3%. Storage revenues were positively impacted by additional rentable square footage, higher average occupancy levels, and higher average rental rates. All other revenue categories increased in the aggregate by $8.7 million during fiscal 1994 which primarily reflects increases in gains on note sales of approximately $5.0 million and interest income.

     Net sales revenues were $156.0 million in fiscal 1994, which represented an increase of approximately 7.2% from fiscal 1993 net sales of $145.5 million. Revenue from the sale of hitches, moving support items (i.e., boxes, etc.), and propane increased $10.7 million during fiscal 1994.

     Cost of sales was $92.2 million in fiscal 1994, which represented a decrease of approximately 1.0% from fiscal 1993. The reduction in fiscal 1994 reflects a combination of the absence of recreational vehicle sales, reduced levels of outside repairs and a reduction in inventory adjustments which fully offset increased material costs corresponding to the increase in hitch, moving support and propane sales.

     Operating expenses increased to $633.6 million in fiscal 1994 from $599.8 million in fiscal 1993, an increase of approximately 5.6%. The change from the prior year reflects increases in almost all major expense categories with the exception of lease expense for equipment. Rental equipment maintenance costs increased by $27.4 million reflecting fleet expansion, higher utilization, a marginal increase in the age of the fleet and increased emphasis on maximizing rental equipment available to rent by reducing downtime. Lease expense for equipment declined from $117.6 million in fiscal 1993 to $82.9 million in fiscal 1994, a decrease of approximately 29.5%, reflecting lease terminations, lease restructuring and lower finance costs on new leases originated during fiscal 1994. All other operating expense categories increased in the aggregate by $41.1 million, approximately 12.4%, to $373.0 million which is primarily attributable to higher levels of rental and sales activity.

     Depreciation expense during fiscal 1994 was $133.5 million as compared to $110.1 million in the prior year, reflecting the addition of new trucks and trailers and the acquisition of trucks that were previously leased.

     OXFORD -- LIFE INSURANCE

     Premiums from Oxford's reinsurance lines before intercompany eliminations were $15.8 million for the year ended December 31, 1993, an increase of $0.9 million, approximately 6.0%, over 1992 and accounted for 88.7% of Oxford's premiums in 1993. These premiums are primarily from term life insurance and single and flexible premium deferred annuities. Increases in premiums are primarily from the anticipated increase in annuitizations as a result of the maturing of deferred annuities.

     Premiums from Oxford's direct lines before intercompany eliminations were $2.0 million in 1993, a decrease of $1.0 million (33%) from the prior year. The decrease is primarily attributable to an experience refund incurred on the Company's group life insurance business. Oxford's direct lines are principally related to the underwriting of group life and disability income. Insurance on the lives of the employees of AMERCO and its subsidiary companies accounted for approximately 6.3% of Oxford's premiums in 1993. Other direct lines accounted for approximately 5.0% of Oxford's premiums in 1993.

     Net investment income before intercompany eliminations was $12.6 million and $11.5 million for the years ended December 31, 1993 and 1992, respectively. The increase was primarily due to a decrease in interest credited to policyholders because of the increase in annuitizations. Gains on the disposition of fixed maturity investments were $2.1 million and $4.7 million for the years ended December 31, 1993 and 1992, respectively. Oxford had $1.8 million and $2.2 million of other income for 1993 and 1992, respectively.

     Benefits and expenses incurred were $24.4 million for the year ended December 31, 1993, an increase of 5.2% over 1992. Comparable benefits and expenses incurred for 1992 were $23.2 million. This increase is primarily due to the increase in annuitizations discussed above.

     Operating profit before intercompany eliminations decreased by $3.4 million, approximately 25.8%, in 1993 to $9.8 million, primarily due to the decrease in gains on fixed maturity investments.

     RWIC -- PROPERTY AND CASUALTY

     RWIC gross premium writings for the year ended December 31, 1993 were $175.1 million, compared to $155.2 million in 1992, an increase of approximately 12.8%. The rental industry market accounted for a significant share of these premiums, approximately 37% and 40% in 1993 and 1992, respectively. These writings include U-Haul customers, fleetowners and U-Haul as well as other rental industry insureds with similar characteristics. Selected general agency lines, principally commercial multiple peril, surety and excess workers' compensation and casualty accounted for 8.1%, 3.2% and 5.4%, respectively, of gross premium writings in 1993, compared to approximately 15.4%, 2.8% and 11.9%, respectively, in 1992. RWIC also underwrites reinsurance via broker markets, and gross premiums in this area increased from $51.5 million in 1992 to $70.2 million in 1993 due to favorable market conditions.

     Net earned premiums increased $24.3 million, approximately 24%, to $125.4 million for the year ended December 31, 1993. This compares with net earned premiums of $101.1 million for the year ended December 31, 1992. The premium increase was primarily due to increased writings in the reinsurance area, along with growth in the excess workers' compensation line of RWIC's general agency business. These planned increases are due to strong rates and reduced capacity in the reinsurance market and increased marketing emphasis on the long standing presence in the excess workers' compensation market.

     Underwriting expenses incurred were $135.6 million for the year ended December 31, 1993, an increase of $17.8 million, approximately 15.1%, over 1992. Comparable underwriting expenses incurred for 1992 were $117.8 million. Higher underwriting expenses are due to larger premium volumes being written in 1993 which increased acquisition costs and commensurate reserves. The ratio of underwriting expenses to net premiums earned improved from 1.17 in 1992 to 1.08 in 1993. This improvement was primarily attributable to improved loss experience in the Company's assumed reinsurance area, including the lack of catastrophic losses such as those related to Hurricane Andrew in 1992, as well as the previously mentioned strength in rates.

     Net investment income was $27.4 million in 1993, a decrease of approximately 6.5%, as compared to 1992 net investment income of $29.3 million. This decrease is due primarily to lower rates available in the high quality fixed income market. RWIC's net realized gain on the sale of investments was $2.1 million and $0.7 million in 1993 and 1992, respectively, while other income totaled $1.4 million and $2.9 million, respectively.

     RWIC completed 1993 with income before tax expense before intercompany eliminations of $19.9 million as compared to $15.5 million for the comparable period ended December 1992. This represents an increase of $4.4 million, or 28.4% over 1992. The increase is due to a combination of better underwriting results and unplanned gains on bond calls.

     INTEREST EXPENSE

     Interest expense was $68.8 million in fiscal 1994, as compared to $68.0 million in fiscal 1993. The increase reflects higher average levels of debt outstanding, a higher proportion of fixed rate debt, and a lengthening of maturities offset by lower cost of funds.

     EXTRAORDINARY LOSS ON EXTINGUISHMENT OF DEBT

     During the first and third quarters of fiscal 1994, the Company extinguished $25.2 million of its medium-term notes originally due in fiscal 1995 through 2000. The weighted average rate of the notes purchased was 9.34%. The purchase resulted in an extraordinary charge of $1.9 million, net of $1.0 million of tax benefit.

     During the fourth quarter of fiscal 1994, the Company terminated swaps with a notional value of $77.0 million originally due in fiscal 1995. The terminations resulted in an extraordinary charge of $1.5 million, net of $0.8 million of tax benefit.

     RESULTS OF OPERATIONS -- CONSOLIDATED GROUP

     As a result of the foregoing, pre-tax earnings of $66.5 million were realized in fiscal 1994 as compared to $49.2 million in fiscal 1993. After providing for income taxes, extraordinary costs associated with the early extinguishment of debt and the cumulative effect of a change in accounting principle, net earnings for fiscal 1994 were $40.2 million as compared to $31.9 million in fiscal 1993.

QUARTERLY RESULTS

     The following table presents unaudited quarterly results for the eleven quarters in the period beginning April 1, 1993 and ending December 31, 1995. The Company believes that all necessary adjustments have been included in the amounts stated below to present fairly, and in accordance with generally accepted accounting principles, the selected quarterly information when read in conjunction with the consolidated financial statements included herein. The Company's results of operations have historically fluctuated from period to period, including on a quarterly basis. In particular, the Company's U-Haul rental operations are seasonal and proportionally more of the Company's revenues and net earnings from its U-Haul rental operations are generated in the first and second quarters of each fiscal year (April through September). The operating results for the periods presented are not necessarily indicative of results for any future period.

                                                              QUARTER ENDED
                                                     --------------------------------
                                                                  SEPT.
                                                     JUNE 30,      30,       DEC. 31,
                                                     1995(3)     1995(3)     1995(3)
                                                     --------    --------    --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE
                                                                  DATA)
Total revenues.....................................  $330,509    $371,267    $307,452
Net earnings (loss)................................    15,177      35,332       7,701
Net earnings (loss) per common share(1)(2).........       .31         .85         .13

                                                                    QUARTER ENDED
                                                     --------------------------------------------
                                                                  SEPT.                   MARCH
                                                     JUNE 30,      30,       DEC. 31,      31,
                                                       1994        1994        1994        1995
                                                     --------    --------    --------    --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues.....................................  $322,333    $359,520    $294,858    $260,282
Net earnings (loss)................................    29,413      40,071       1,907     (11,359)
Net earnings (loss) per common share(1)(2).........       .71        1.00        (.04)       (.44)

                                                                    QUARTER ENDED
                                                     --------------------------------------------
                                                                  SEPT.                   MARCH
                                                     JUNE 30,      30,       DEC. 31,      31,
                                                       1993        1993        1993        1994
                                                     --------    --------    --------    --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues.....................................  $291,348    $324,968    $267,448    $251,091
Net earnings (loss)................................    17,359      30,601       1,799      (9,575)
Net earnings (loss) per common share(1)............       .45         .79        (.02)       (.33)

---------------
(1) For the quarters ended December 31, 1993, March 31, June 30, September 30, December 31, 1994, March 31, June 30, September 30, and December 31, 1995, net earnings (loss) per common share amounts were computed after giving effect to the dividend on the Company's Series A 8 1/2% Preferred Stock.

(2) Reflects the adoption of Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plan."

(3) Reflects the adoption of Statement of Position 93-7 "Reporting on Advertising Costs."

LIQUIDITY AND CAPITAL RESOURCES

     U-HAUL OPERATIONS

     To meet the needs of its customers, U-Haul must maintain a large inventory of fixed asset rental items. At December 31, 1995, net property, plant and equipment represented approximately 67.5% of total U-Haul assets and approximately 45.9% of consolidated assets. In the first nine months of fiscal 1996, capital expenditures were $207.5 million, as compared to $322.1 million in the first nine months of fiscal 1995. The decrease in capital expenditures from the prior year is due to a decrease in new rental truck acquisitions. These acquisitions were funded with internally generated funds from operations and debt financing.

     Cash flows from operations were $135.6 million in the first nine months of fiscal 1996, as compared to $170.7 million in the first nine months of fiscal 1995. The decrease of $35.1 million is primarily due to a reduction in operating margin as discussed in the Results of Operations for the nine months ended December 31, 1995.

     OXFORD -- LIFE INSURANCE

     Oxford's primary sources of cash are premiums, receipts from interest-sensitive products and investment income. The primary uses of cash are operating costs and benefit payments to policyholders. Matching the investment portfolio to the cash flow demands of the types of insurance being written is an important consideration. Benefit and claim statistics are continually monitored to provide projections of future cash requirements.

     Cash provided (used) by operating activities was ($2.6) million and $14.4 million for the nine months ended September 30, 1995 and 1994, respectively. Cash flows from financing activities of new annuity reinsurance agreements were approximately $116.0 million for the nine months ended September 30, 1995. Cash flows from new annuity reinsurance agreements increase investment contract deposits as well as the purchase of fixed maturities. In addition to cash flow from operating and financing activities, a substantial amount of liquid funds is available through Oxford's short-term portfolio. At September 30, 1995 and 1994, short-term investments amounted to $12.3 million and $9.5 million, respectively. Management believes that the overall sources of liquidity will continue to meet foreseeable cash needs.

     Stockholder's equity of Oxford, increased to $101.1 million in 1995 from $87.9 million in 1994. Ponderosa holds all of the common stock of RWIC.

     Applicable laws and regulations of the State of Arizona require the Company's insurance subsidiaries to maintain minimum capital determined in accordance with statutory accounting practices in the amount of $400,000. In addition, the amount of dividends that can be paid to stockholders by insurance companies domiciled in the State of Arizona is limited. Any dividend in excess of the limit requires prior regulatory approval. Statutory surplus that can be distributed as dividends without prior regulatory approval is $6,825,701. These restrictions are not expected to have a material adverse effect on the ability of the Company to meet its cash obligations.

     RWIC -- PROPERTY AND CASUALTY

     Cash flows from operating activities were $16.9 million and $14.2 million for the nine months ended September 30, 1995 and September 30, 1994, respectively. The change is due to increased unearned premium reserves, funds withheld and net income, offset by a decrease in other receivables and a smaller increase in loss reserves than that of the comparable period in 1994.

     RWIC's short-term investment portfolio was $7.4 million at September 30, 1995. This level of liquid assets, combined with budgeted cash flow, is adequate to meet periodic needs. This balance also reflects funds in transition from maturity proceeds to long-term investments. The structure of the long-term portfolio is designed to match future cash needs. Capital and operating budgets allow RWIC to accurately schedule cash needs.

     RWIC maintains a diversified investment portfolio, primarily in bonds at varying maturity levels. Approximately 95.9% of the portfolio consists of investment grade securities. The maturity distribution is designed to provide sufficient liquidity to meet future cash needs. Current liquidity is adequate, with current invested assets equal to 97.0% of total liabilities.

     Stockholder's equity increased 8.5% from $168.1 million at December 31, 1994 to $182.4 million at September 30, 1995. RWIC considers current stockholder's equity to be adequate to support future growth and absorb unforeseen risk events. RWIC does not use debt or equity issues to increase capital and therefore has no exposure to capital market conditions. RWIC paid no dividends during the nine months ended September 30, 1995.

     CONSOLIDATED GROUP

     At December 31, 1995, total notes and loans payable outstanding was $890.6 million as compared to $881.2 million at March 31, 1995, and $827.6 million at December 31, 1994.

     During each of the fiscal years ending March 31, 1996, 1997, and 1998, U-Haul estimates gross capital expenditures will average approximately $350 million as a result of the expansion of the rental fleet and self-storage operation. This level of capital expenditures, combined with an average of approximately $100 million in annual long-term debt maturities during this same period, are expected to create annual average funding needs of approximately $450 million. Management estimates that U-Haul will fund approximately 60% of these requirements with internally generated funds, including proceeds from the disposition of older trucks and other asset sales. The remainder of the anticipated capital expenditures are expected to be financed through existing credit facilities, new debt placements and equity offerings.

     CREDIT AGREEMENTS

     The Company's operations are funded by various credit and financing arrangements, including unsecured long-term borrowings, unsecured medium-term notes, and revolving lines of credit with domestic and foreign banks. Principally to finance its fleet of trucks and trailers, the Company routinely enters into sale and leaseback transactions. As of December 31, 1995, the Company had $890.6 million in total notes and loans payable outstanding and unutilized committed lines of credit of approximately $292.0 million.

     Certain of the Company's credit agreements contain restrictive financial and other covenants, including, among others, covenants with respect to incurring additional indebtedness, maintaining certain financial ratios, and placing certain additional liens on its properties and assets. In addition, these credit agreements contain provisions that could result in a required prepayment upon a "change in control" of the Company. At December 31, 1995 the Company was in compliance with these covenants.

     The Company is further restricted in the amount of dividends and distributions that it may issue or pay, and in the issuance of certain types of preferred stock. The Company is prohibited from issuing shares of preferred stock that provide for any mandatory redemption, sinking fund payment, or mandatory prepayment, or that allow the holders thereof to require the Company or a subsidiary of the Company to repurchase such preferred stock at the option of such holders or upon the occurrence of any event or events without the consent of its lenders.

     SHOEN LITIGATION

     A judgment has been entered in the Shoen Litigation against five of the Company's current directors and one former director in the amount of approximately $461.8 million plus statutory post-judgment interest. Pursuant to separate indemnification agreements, the Company has agreed to indemnify the defendants to the fullest extent permitted by law or the Company's Articles of Incorporation or By-Laws, for all expenses and damages incurred by the defendants in this proceeding, subject to certain exceptions. The five current directors (the "Director-Defendants") filed for protection under Chapter 11 of the federal bankruptcy laws, resulting in the issuance of an order automatically staying the execution of the judgment against those defendants. Those defendants, in cooperation with the Company, filed plans of reorganization in the United States Bankruptcy Court for the District of Arizona all of which propose the same funding and treatment of the plaintiffs' claims resulting from the judgment in the Shoen Litigation. The plans of reorganization, as amended, shall collectively be referred to as the "Plan".

     Under the Plan, on October 18, 1995, the Company redeemed 3,343,076 shares of Common Stock held by Maran, Inc., a Nevada corporation ("Maran"), in exchange for approximately $22.7 million and entered into a Settlement Agreement with Mary Anna Shoen Eaton ("Shoen Eaton") whereby in exchange for approximately $41.4 million, Shoen Eaton released the Director-Defendants and the Company from any liability relating to Shoen Litigation. As a result of the foregoing, and after giving effect to the discount achieved through settlement, approximately $84.6 million of the judgment in the Shoen Litigation was satisfied.

     With respect to the other plaintiffs in the Shoen Litigation, the Plan provided, prior to January 29, 1996, for the exchange of approximately $101.4 million of the Company's Series B 8.25% Preferred Stock for all of the Company's Common Stock held by the plaintiffs, and provided for the transfer of property by the Company to certain of the plaintiffs (including $193.0 million of the Company's Series D Floating Rate Preferred Stock) having an aggregate value of approximately $275.2 million. However, on January 26, 1996, the bankruptcy court issued an interlocutory Memorandum Decision Re: Plan Confirmation (the "Memorandum Decision") which provided that the Plan as proposed by the Director-Defendants could not be confirmed because it proposed consideration to be paid to the plaintiffs other than cash. In response to the bankruptcy court's Memorandum Decision, the Director-Defendants filed an amendment to the Plan and a Motion for Rehearing on the Memorandum Decision. The Plan, as amended, provides for the payment to the plaintiffs of $286.0 million in cash and for the transfer to the plaintiffs of other property having an indisputable value, as determined by the bankruptcy court, of $91.2 million. The bankruptcy court will commence consideration of the Plan, as amended, on March 7, 1996.

     The Memorandum Decision also provided that the plaintiffs are entitled to statutory post-judgment interest on the judgment at the rate of 10% per year. The Motion for Rehearing on this issue and on the issue of whether consideration other than cash is appropriate has been scheduled for February 23, 1996. As of the date hereof, total accrued interest on the outstanding balance of the judgment is approximately $31.6 million.

     Pursuant to the judgment in the Shoen Litigation, on January 30, 1996, the Company acquired 833,420 shares of Common Stock held by L.S.S., Inc. ("L.S.S.") in exchange for approximately $5.7 million and funded damages to L.S. Shoen of approximately $15.4 million. The Company also funded a total of approximately $2.1 million of statutory post-judgment interest on the above amounts. In addition, on February 7, 1996, the Company acquired 1,651,644 shares of Common Stock held by Thermar, Inc. ("Thermar") by tendering approximately $41.8 million. The Company also tendered to Thermar approximately $4.1 million of statutory post-judgment interest on such amount. As a result of the foregoing transactions, the balance of the judgment has been reduced to approximately $313.8 million, plus interest.

     There is no assurance that the Plan will be confirmed by the bankruptcy court. Because the Plan has not yet been confirmed by the bankruptcy court and because the Company and the Director-Defendants may enter into settlement agreements with one or more of the plaintiffs on terms different from those provided in the Plan, the Company is unable to determine with certainty the impact the Plan and/or any such settlements will have on the Company's prospective financial condition, results of operations, cash flows, or capital expenditure plans. However, as a result of funding the Plan and/or any such settlements, the Company will incur additional costs in the future in the form of dividends on any stock issued to fund the Plan or any settlement and/or interest on borrowed funds. Furthermore, the Company's outstanding Common Stock would be reduced by 12,426,836 shares, in addition to the 3,343,076 shares redeemed from Maran on October 18, 1995, the 833,420 shares redeemed from L.S.S. on January 30, 1996, and the 1,651,644 shares redeemed from Thermar on February 7, 1996.

     Other uncertainties remain about the Plan, including the tax treatment of the payments to be made by the Company pursuant to the Plan or any settlement. Specifically, the Company plans to deduct for income tax purposes a substantial portion of the payments made by the Company to the plaintiffs, which will reduce the Company's income tax liability. While the Company believes that such income tax deductions are appropriate, there can be no assurance that any such deductions ultimately will be allowed in full. Accordingly, for tax and other reasons, the consummation of the Plan and/or any settlement with the plaintiffs could result in material changes in the Company's financial condition, results of operations, and earnings per common share.

     Furthermore, in the event the fair value of the consideration paid by the Company to the plaintiffs is in excess of the fair value of the stock redeemed by the Company, the Company will be required to record an expense equal to that difference. Based upon the uncertainties surrounding the Shoen Litigation and the related bankruptcy proceedings, the range of loss, if any, is not estimable as of the date of this Prospectus. No such expense was recorded for the Maran transaction, as the fair value of the consideration paid by the Company was less than the fair value of the stock redeemed by the Company. The Company has not yet determined the accounting treatment for any transaction other than the Maran/Shoen Eaton transaction. Furthermore, no provision has been made in the Company's financial statements for any payments to be made to the plaintiffs, other than the payments discussed above made to Maran and Shoen Eaton. For the reasons set forth above, the Plan and/or any settlement could have the effect of reducing the Company's net income. See "Shoen Litigation."

OTHER

     Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", was issued by the Financial Accounting Standards Board in May 1993. This standard is effective for years beginning after December 15, 1994. The standard requires that an impaired loan's fair value be measured and compared to the recorded investment in the loan. If the fair value of the loan is less than the recorded investment in the loan, a valuation allowance is established. The Company adopted this statement during the first quarter of fiscal 1996 with no material impact on its financial condition or result of operations.

     Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" was issued by the Financial Accounting Standards Board in May 1993. This standard requires classification of debt securities into one of the following three categories based on management's intention with regard to such securities: held-to-maturity, available-for-sale and trading. Securities classified as held-to-maturity are recorded at cost adjusted for the amortization of premiums or accretion of discounts while those classified as available-for-sale are recorded at fair value with unrealized gains or losses reported on a net basis in a separate component of shareholders' equity. Securities classified as trading are recorded at fair value with unrealized gains or losses reported on a net basis in income. The Company (excluding RWIC) adopted the standard effective fiscal 1995, except for RWIC which adopted the standard effective December 31, 1993. The net unrealized loss of approximately $1,569,000 at June 30, 1995 is reflected as a separate component of shareholders' equity. The Company does not currently maintain a trading portfolio.

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," was issued by the Financial Accounting Standards Board in March 1995. This standard is effective for fiscal years beginning after December 15, 1995, and establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. The Company has not completed an evaluation of the effect of this standard.

     Statement of Position 93-7, "Reporting on Advertising Costs" ("SOP 93-7"), was issued by the Accounting Standards Executive Committee in December 1993. This statement of position provides guidance on financial reporting on advertising costs in annual financial statements. The statement of position requires reporting advertising costs as expenses when incurred or when the advertising first takes place, reporting the costs of direct-response advertising, and amortizing the amount of direct-response advertising reported as assets. The Company had been recording deferred yellow page directory costs and amortizing the costs over the duration of each listing. The majority of listings last one year. The Company adopted this statement effective April 1, 1995 recognizing additional advertising expense of $8,647,000 upon implementation. This adoption had the effect of reducing net income by $5,685,000 million ($0.15 per share). The Company had extensive discussions with the SEC. The Company adopted SOP 93-7 based upon the SEC's interpretation. The Company may ask for reconsideration at some point in the future.

     Other pronouncements issued by the Financial Accounting Standards Board with future effective dates are either not applicable or not material to the consolidated financial statements of the Company.

IMPACT OF INFLATION

     Inflation has had no material financial effect on the Company's results of operations in the years discussed.

                                    BUSINESS

HISTORY

     The Company was founded in 1945 under the name "U-Haul Trailer Rental Company". From 1945 to 1975, the Company rented trailers and trucks on a one-way and in-town(R) (round-trip) basis through independent dealers (at that time principally independent gasoline service stations). Since 1974, the Company has developed a network of Company-owned rental centers (U-Haul Centers) (through which U-Haul rents its trucks and trailers and provides a number of other related products and services) and has expanded the number and geographic diversity of its independent dealers. At December 31, 1995, the Company's distribution network included approximately 1,100 U-Haul Centers and approximately 13,000 independent dealers.

     In March 1974, in conjunction with the acquisition and construction of U-Haul Centers, the Company entered the self-storage business. As of December 31, 1995, such self-storage facilities were located at or near approximately 75% of the Company's U-Haul Centers. Beginning in 1974, the Company introduced the sale and installation of hitches and towing systems, as well as the sale of support items such as packing and moving aids. During 1983, the Company expanded its range of do-it-yourself rental products to include tools and equipment for the homeowner and small contractor and other general rental items.

     In 1969, the Company acquired Oxford to provide employee health and life insurance for the Company in a cost-effective manner. In 1973, the Company formed RWIC to provide automobile liability insurance for the U-Haul truck and trailer rental customers.

     Commencing in 1987, the Company began the implementation of a strategic plan designed to emphasize reinvestment in its core do-it-yourself rental, moving, and storage business. The plan included a fleet renewal program (see "Business -- U-Haul Operations -- Rental Equipment Fleet"), and provided for the discontinuation of certain unprofitable and unrelated operations. As part of its plan, the Company discontinued the operation of its full-service moving van lines, initiated the phase out of its recreational vehicle rental operations, and began the disposition of its recreational vehicle rental fleet. The disposition of the moving van lines' assets and the recreational vehicle rental fleet were completed in 1988 and 1992, respectively. The Company also eliminated various types of rental equipment and closed certain warehouses and repair facilities. The Company believes that its refocused business strategy enabled U-Haul to generate higher revenues and to achieve significant cost savings.

     Since 1987, the Company has sold surplus real estate assets with a book value of approximately $41.1 million for total proceeds of approximately $81.8 million.

     In 1990, the Company reorganized its operations into separate legal entities, each with its own operating, financial, and investment strategies. The reorganization separated the Company into three parts: U-Haul rental operations, insurance, and real estate. The purpose of the reorganization was to increase management accountability and to allow the allocation of capital based on defined performance measurements.

BUSINESS STRATEGY

     U-HAUL OPERATIONS

     The Company's present business strategy remains focused on the do-it-yourself moving customer. The objective of this strategy is to offer, in an integrated manner over a diverse geographical area, a wide range of products and services to the do-it-yourself moving customer.

     Through its "Moving Made Easier(R)" program, the Company strives to offer its customers a high quality, reliable, and convenient fleet of trucks and trailers at reasonable prices while simultaneously offering other related products and services, including moving accessories, self-storage facilities, and other items often desired by the do-it-yourself mover. The rental trucks purchased in the fleet renewal program have been designed with the do-it-yourself customer in mind to include features such as low decks, air conditioning, power steering, automatic transmissions, soft suspensions, AM/FM cassette stereo systems, and over-the-cab storage. The Company has introduced certain insurance products, including "Safemove(R)" and "Safestor(R)", to provide the do-it-yourself mover with certain moving-related insurance coverage. In addition, the Company provides rental customers the option of storing their possessions at either their points of departure or destination.

     Since 1987, the Company has more than doubled the number of U-Haul rental locations, with a net addition of over 7,500 independent dealers.

     To effectively service the U-Haul customer at these additional rental locations with equipment commensurate with the Company's commitment to product excellence, the Company, as part of the fleet renewal program, purchased approximately 78,000 new trucks between March 1987 and December 1995 and reduced the overall average age of its truck fleet from approximately 11 years at March 1987 to approximately five years at December 1995. During this period, approximately 63,000 trucks were retired or sold.

     Since 1990, U-Haul has replaced approximately 59% of its trailer fleet with new, more aerodynamically designed trailers better suited to the low height profile of many newly manufactured automobiles. Given the mechanical simplicity of a trailer relative to a truck and a trailer's longer useful life, the Company expects to replace trailers only as necessary.

     Beginning in 1983, the Company implemented a point-of-sale computer system for all of its Company-owned locations. The system was designed primarily to handle the Company's reservations, traffic, and reporting of rental transactions. The Company believes that the implementation of the system has been a significant factor in allowing the Company to increase its fleet utilization. Since the initial implementation, the Company has added several additional enhancements to the system, including full budgeting and financial reporting systems.

     INSURANCE OPERATIONS

     Oxford's business strategy emphasizes long-term capital growth funded through earnings from reinsurance and investment activities. In the past, Oxford has selectively reinsured life, health, and annuity-type insurance products. Oxford anticipates pursuing its growth strategy by providing reinsurance facilities to well-managed insurance or reinsurance companies offering similar type products who are desirous of additional capital either as a result of rapid growth or regulatory demands or who are divesting non-core business lines.

     RWIC's principal business strategy is to capitalize on its knowledge of insurance products aimed at the moving and rental markets. RWIC believes that providing U-Haul and U-Haul customers with property and casualty insurance coverage has enabled it to develop expertise in the areas of rental vehicle lessee insurance coverage, self-storage property coverage, motor home insurance coverage, and general rental equipment coverage. RWIC has used and plans to continue to use this knowledge to expand its customer base by offering similar products to customers other than U-Haul. In addition, RWIC plans to expand its involvement in specialized areas by offering commercial multi-peril and excess workers' compensation and by assuming reinsurance business.

U-HAUL OPERATIONS

     GENERAL

     The Company's do-it-yourself moving business operates under the U-Haul name through an extensive and geographically diverse distribution network of Company-owned U-Haul Centers and independent dealers throughout the United States and Canada.

     Substantially all of the Company's rental revenue is derived from do-it-yourself moving customers. The remaining business comes from commercial/industrial customers. Moving rentals include: (i) in-town(R) (round-trip) rentals, where the equipment is returned to the originating U-Haul Center or independent dealer and (ii) one-way rentals, where the equipment is returned to a U-Haul Center or independent dealer in another city. Typically, the number of in-town(R) rental transactions in any given year is substantially greater than the number of one-way rental transactions. However, total revenues generated by one-way transactions in any given year typically exceed total revenues from in-town(R) rental transactions.

     As part of the Company's integrated approach to the do-it-yourself moving market, U-Haul has a variety of product offerings. U-Haul's "Moving Made Easier(R)" program is designed to offer clean, well-maintained rental trucks and trailers at a price the customer can afford and to provide support items such as furniture pads, hand trucks, appliance and utility dollies, mirrors, tow bars, tow dollies, and bumper hitches. The Company also sells boxes, tape, and packaging materials and rents additional items such as floor polishers and carpet cleaning equipment at its U-Haul Center locations. U-Haul Centers also install hitches and sell propane, and some of them sell gasoline. U-Haul sells insurance packages such as (i) "Safemove(R)", which provides moving customers with a damage waiver, cargo protection, and medical and life coverage, and (ii) "Safestor(R)", which provides self-storage rental customers with various insurance coverages.

     The U-Haul truck and trailer rental business tends to be seasonal with more transactions and revenues generated in the spring and summer months than during the balance of the year. The Company attributes this seasonality to the preference of do-it-yourself movers to move during this time. Also, consistent with do-it-yourself mover preferences, the number of rental transactions tends to be higher on weekends than on weekdays.

     RENTAL EQUIPMENT FLEET

     As of December 31, 1995, U-Haul's rental equipment fleet consisted of approximately 84,000 trucks and approximately 102,000 trailers. Rental trucks are offered in five sizes and range in size from the ten-foot "Mini-Mover(R)" to the twenty-six-foot "Super-Mover(R)". In addition, U-Haul offers pick-up trucks and cargo vans at many of its locations. Trailers range between six feet and twelve feet in length and are offered in both open and closed box configurations.

     DISTRIBUTION NETWORK

     The Company's U-Haul products and services are marketed across the United States and Canada through, as of December 31, 1995, approximately 1,100 Company-operated U-Haul Centers and approximately 13,000 independent dealers. The independent dealers, which include gasoline station operators, general equipment rental operators, and others, rent U-Haul trucks and trailers in addition to carrying on their principal lines of business. U-Haul Centers, however, are dedicated to the U-Haul line of products and services and offer those and related products and services. Independent dealers are commonly located in suburban and rural markets, while U-Haul Centers are concentrated in urban and suburban markets.

     Independent dealers receive U-Haul equipment on a consignment basis and are paid a commission on gross revenues generated from their rentals. Independent dealers also may earn referral commissions on U-Haul products and services provided at other U-Haul locations. The Company maintains contracts with its independent dealers that can be cancelled upon thirty days' written notice by either party.

     In addition, the Company has sought to improve the productivity of its rental locations by installing computerized reservations and network management systems in each U-Haul Center and a limited number of independent dealers. The Company believes that these systems have been a major factor in enabling the Company to deploy equipment more effectively throughout its network of locations and anticipates expanding these systems to cover additional independent dealers.

     The Company's U-Haul Center and independent dealer network in the United States and Canada is divided into 11 districts, each supervised by an area district vice president. Within the districts, the Company has established local marketing companies, each of which, guided by a marketing company president, is responsible for retail marketing at all U-Haul Centers and independent dealers within its respective geographic area.

     Although rental dealers are independent, U-Haul area field managers work with the dealer network by reviewing each independent dealer's facilities, auditing their activities, and providing training on securing more customers on a regular basis. In addition, the area field managers recruit new independent dealers for expansion or replacement purposes. U-Haul has instituted performance compensation programs that focus on accomplishment and reward strong performers.

     SELF-STORAGE BUSINESS

     U-Haul entered the self-storage business in 1974 and since that time has increased the rentable square footage of its storage locations through the acquisition of existing facilities and new construction. In addition, the Company has entered into management agreements to manage self-storage properties owned by other companies and is expanding its ownership of self-storage facilities. The Company also provides financing and management services for independent self-storage businesses.

     Through approximately 800 Company-owned or managed storage locations in the United States and Canada, the Company offers for rent more than 17.9 million square feet of self-storage space. The Company's self-storage facility locations range in size from 1,000 to 147,000 square feet of storage space, with individual storage spaces ranging in size from 16 square feet to 200 square feet.

     The primary market for storage rooms is customers storing household goods. The majority of customers renting storage rooms are in the process of a move. Even with an increase of over 31,000 new and acquired storage rooms during fiscal 1995, average occupancy remained high, ranging from mid-80% to low-90% with very little seasonal variations. During fiscal 1995 and fiscal 1994, delinquent rentals as a percentage of total storage rentals were approximately 6% in each year, which rate the Company considers to be satisfactory.

     EQUIPMENT DESIGN, MANUFACTURE AND MAINTENANCE

     The Company designs and manufactures its truck van boxes, trailers, and various other support rental equipment items. With the needs of the do-it-yourself moving customer in mind, the Company's equipment is designed to achieve high safety standards, simplicity of operation, reliability, convenience, durability, and fuel economy. Truck chassis are manufactured to Company specifications by both foreign and domestic truck manufacturers. These chassis receive certain post-delivery modifications and are joined with van boxes at eight Company-owned manufacturing and assembly facilities in the United States.

     The Company services and maintains its trucks and trailers through an extensive preventive maintenance program. Regular vehicle maintenance is generally performed at Company-owned facilities located throughout the United States and Canada. Major repairs are performed either by the chassis manufacturers' dealers or by Company-owned repair shops. To the extent available, the Company takes advantage of manufacturers' warranties.

     COMPETITION

     The do-it-yourself moving truck and trailer rental market is highly competitive and dominated by national operators in both the in-town(R) and one-way markets. These competitors include the truck rental divisions of Ryder System, Penske Truck Leasing, and Budget Rent-A-Car. Management believes that there are two distinct users of rental trucks: commercial users and do-it-yourself users. As noted above, the Company focuses on the do-it-yourself mover. The Company believes that the principal competitive factors are price, convenience of rental locations, and availability of quality rental equipment.

     The self-storage industry is also highly competitive. The top three national firms, including the Company, Public Storage and Shurgard, only account for ten percent of total industry square footage. Efficient management of occupancy and delinquency rates, as well as price and convenience, are key competitive factors.

     EMPLOYEES

     For the period ended December 31, 1995, the Company's non-seasonal workforce consisted of approximately 12,600 employees comprised of approximately 39% part-time and 61% full-time employees. During the summer months, the Company increases its workforce by approximately 800 employees and the percentage of part-time employees increases to approximately 43% of the total workforce. The Company's employees are non-unionized, and management believes that its relations with its employees are satisfactory.

INSURANCE OPERATIONS

     OXFORD -- LIFE INSURANCE

     Oxford underwrites life, health and annuity insurance, both as a direct writer and as an assuming reinsurer. Oxford's direct writings are primarily related to the underwriting of credit life and accident and health business which accounted for 18.6% of Oxford's premium revenues for the year ended December 31, 1994. Oxford's other direct lines are related to group life and disability coverage issued to employees of the Company. For the year ended December 31, 1994, approximately 7.2% of Oxford's premium revenues resulted from business with the Company. In addition, direct premium includes individual life insurance acquired from other insurers. Oxford administers the Company's self-insured group health and dental plans.

     Oxford's reinsurance assumed lines, which accounted for approximately 73.8% of Oxford's premium revenues for the year ended December 31, 1994, include individual life insurance coverage, annuity coverages, excess loss health insurance coverage, credit life, credit accident and health and short-term travel accident coverage. These reinsurance arrangements are entered into with unaffiliated insurers, except for travel accident products reinsured from RWIC.

     RWIC -- PROPERTY AND CASUALTY

     RWIC's underwriting activities consist of three basic areas: U-Haul and U-Haul-affiliated underwriting; direct underwriting; and assumed reinsurance underwriting. U-Haul underwritings include coverage for U-Haul and U-Haul employees, and U-Haul-affiliated underwritings consist primarily of coverage for U-Haul customers. For the year ended December 31, 1994, approximately 40% of RWIC's written premiums resulted from U-Haul and U-Haul-affiliated underwriting activities. RWIC's direct underwriting is done through home office underwriters and selected general agents. The products provided include liability coverage for rental vehicle lessees and storage rental properties, and coverage for commercial multiple peril and excess workers' compensation. RWIC's assumed reinsurance underwriting is done via broker markets and includes, among other things, reinsurance of municipal bond insurance written through MBIA, Inc.

     RWIC's liability for unpaid losses is based on estimates of the ultimate cost of settling claims reported prior to the end of the accounting period, estimates received from ceding reinsurers and estimates for incurred but unreported losses based on RWIC's historical experience supplemented by insurance industry historical experience. Unpaid loss adjustment expenses are based on historical ratios of loss adjustment expense paid to losses paid.

     The liabilities are estimates of the amount necessary to settle all claims as of the date of the stated reserves and all incurred but not reported claims. RWIC updates the reserves as additional facts regarding claims become apparent. In addition, court decisions, economic conditions and public attitudes impact the estimation of reserves and also the ultimate cost of claims. In estimating reserves, no attempt is made to isolate inflation from the combined effect of numerous factors including inflation. Unpaid losses and unpaid loss expenses are not discounted.

     RWIC's unpaid loss and loss expenses are certified annually by an independent actuarial consulting firm as required by state regulation.

     Activity in the liability for unpaid claims and claim adjustment expenses is summarized as follows:

                                                               1994         1993         1992
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
Balance at January 1.......................................  $314,482     $320,509     $325,453
  Less reinsurance recoverable.............................    76,111       81,747       89,434
                                                             --------     --------     --------
Net balance at January 1...................................   238,371      238,762      236,019
Incurred related to:
  Current year.............................................   102,782       91,044       96,451
  Prior years..............................................     6,576       12,688       (4,241)
                                                             --------     --------     --------
Total incurred.............................................   109,358      103,732       92,210
Paid related to:
  Current year.............................................    22,269       20,200       23,936
  Prior years..............................................    70,382       83,923       65,531
                                                             --------     --------     --------
Total paid.................................................    92,651      104,123       89,467
Net balance at December 31.................................   255,078      238,371      238,762
  Plus reinsurance recoverable.............................    74,663       76,111       81,747
                                                             --------     --------     --------
Balance at December 31.....................................  $329,741     $314,482     $320,509
                                                             ========     ========     ========

     As a result of changes in estimates of insured events in prior years, the provision for unpaid loss and loss adjustment expenses (net of reinsurance recoveries of $26.5 million and $24.3 million in 1994 and 1993, respectively) increased by $6.6 million and $12.7 million in 1994 and 1993, respectively, because of higher than anticipated losses and related expenses for claims associated with assumed reinsurance and certain retrospectively rated policies.

     The table on the next page illustrates the change in unpaid loss and loss expenses. The first line shows the reserves as originally reported at the end of the stated year. The second section, reading down, shows the cumulative amounts paid as of the end of successive years with respect to that reserve. The third section, reading down, shows reestimates of the original recorded reserve as of the end of successive years. The last section compares the latest reestimated reserve amount to the reserve amount as originally established. This last section is cumulative and should not be summed.

                    UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES

                                                                DECEMBER 31
           ----------------------------------------------------------------------------------------------------------------------
             1984       1985       1986       1987       1988       1989       1990       1991       1992       1993       1994
           --------   --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                               (IN THOUSANDS)
Reserve
 for
 Unpaid
 Loss and
 Loss
Adjustment
Expenses:... $ 90,315 $123,342   $146,391   $168,688   $199,380   $207,939   $226,324   $236,019   $238,762   $314,482   $329,741
 Paid
 (Cumulative)
   as of:
   One
     year
 later...    24,602     41,170     54,627     49,681     59,111     50,992     55,128     65,532     83,923     70,382
   Two
    years
 later...    50,628     77,697     92,748     91,597     89,850     87,850     97,014    105,432    123,310
   Three
    years
 later...    70,719    105,160    124,278    110,834    114,979    116,043    120,994    126,390
   Four
    years
 later...    84,936    126,734    137,744    129,261    133,466    132,703    133,338
   Five
    years
 later...    95,583    133,421    151,354    142,618    145,864    142,159
   Six
    years
 later...    98,018    142,909    161,447    152,579    153,705
   Seven
    years
 later...   102,805    151,379    169,601    158,531
   Eight
    years
 later...   109,055    158,728    173,666
   Nine
    years
 later...   114,334    162,082
   Ten
    years
 later...   117,465
Reserve
Reestimated
 as of:
   One
     year
 later...   101,097    138,287    167,211    187,663    200,888    206,701    229,447    231,779    251,450    321,058
   Two
    years
 later...   107,111    147,968    192,272    190,715    202,687    206,219    221,450    224,783    254,532
   Three
    years
 later...   115,746    168,096    192,670    194,280    203,343    199,925    211,988    223,403
   Four
    years
 later...   119,977    168,040    199,576    195,917    199,304    198,986    207,642
   Five
    years
 later...   119,513    175,283    201,303    195,203    200,050    197,890
   Six
    years
 later...   122,791    178,232    202,020    196,176    198,001
   Seven
    years
 later...   125,863    182,257    202,984    196,770
   Eight
    years
 later...   128,815    184,266    202,654
   Nine
    years
 later...   132,207    187,247
   Ten
    years
 later...   136,854
  Initial
  Reserve
     in
   Excess
     of
    (Less
    than)
 Reestimated
   Reserve:
 Amount
 (Cumulative)... $(46,539) $(63,905) $(56,263) $(28,082) $  1,379 $ 10,049   $ 18,682   $ 12,616   $(15,770)  $ (6,576)

     The operating results of the property and casualty insurance industry, including RWIC, are subject to significant fluctuations due to numerous factors, including premium rate competition, catastrophic and unpredictable events (including man-made and natural disasters), general economic and social conditions, interest rates, investment returns, changes in tax laws, regulatory developments, and the ability to accurately estimate liabilities for unpaid losses and loss expenses.

     INVESTMENTS

     Oxford's and RWIC's investments must comply with the insurance laws of the State of Arizona where the companies are domiciled. These laws prescribe the type, quality, and concentration of investments that may be made. In general, these laws permit investments in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, and real estate, within specified limits and subject to certain qualifications. Moreover, in order to be considered an acceptable reinsurer by cedents and intermediaries, a reinsurer must offer financial security. The quality and liquidity of invested assets are important considerations in determining such security.

     The investment philosophies of Oxford and RWIC emphasize protection of principal through the purchase of investment grade fixed income securities. Approximately 99.0% of Oxford's portfolio and 95.5% of RWIC's portfolio consist of investment grade securities. The maturity distributions are designed to provide sufficient liquidity to meet future cash needs.

     REINSURANCE

     The Company's insurance operations assume and cede insurance from and to other insurers and members of various reinsurance pools and associations. Reinsurance arrangements are utilized to provide greater diversification of risk and to minimize exposure on large risks. However, the original insurer remains liable should the assuming insurer not be able to meet its obligations under the reinsurance agreements.

     REGULATION

     The Company's insurance subsidiaries are subject to considerable regulation and supervision in the states in which they transact business. The purpose of such regulation and supervision is primarily to provide safeguards for policyholders. As a result of federal legislation, the primary regulation of the insurance industry is performed by the states. State regulation extends to such matters as licensing companies; restricting the types or quality of investments; regulating capital and surplus and actuarial reserve maintenance; setting solvency standards; requiring triennial financial examinations, conduct market surveys, and the filing of reports on financial condition; licensing agents; regulating aspects of the insurance companies' relationship with their agents; restricting expenses, commissions, and new business issued; imposing requirements relating to policy contents; restricting use of some underwriting criteria; regulating rates, forms, and advertising; limiting the grounds for cancellations or non-renewal of policies; regulating solicitation and replacement practices; and specifying what might constitute unfair practices. State laws also regulate transactions and dividends between an insurance company and its parent or affiliates, and generally require prior approval or notification for any change in control of the insurance subsidiary.

     In the past few years, the insurance and reinsurance regulatory framework has been subjected to increased scrutiny by the National Association of Insurance Commissioners (the "NAIC"), state legislatures, insurance regulators, and the United States Congress. State legislatures have considered or enacted legislative proposals that alter, and in many cases increase, state authority to regulate insurance companies and holding company systems. The NAIC and state insurance regulators have been examining existing laws and regulations with an emphasis on insurance company investment and solvency issues. Legislation has been introduced in Congress that could result in the federal government assuming some role in the regulation of the insurance industry. It is not possible to predict the future impact of changing state and federal regulation on the operations of Oxford and RWIC.

     Beginning in 1993, the NAIC adopted and implemented minimum risk-based capitalization requirements for life insurance companies, including Oxford. As of the date of this prospectus, Oxford is in compliance with these requirements. The NAIC has also adopted a model for establishing minimum risk-based capitalization requirements for property and casualty insurance and reinsurance companies in 1994. As of the date of this prospectus, RWIC is in compliance with these requirements.

     COMPETITION

     The insurance industry is competitive. Competitors include a large number of life insurance companies and property and casualty insurance companies, some of which are owned by stockholders and others of which are owned by policyholders (mutual). Many companies in competition with Oxford and RWIC have been in business for a longer period of time or possess substantially greater financial resources. Competition in the insurance business is based upon price, product design, and services rendered to producers and policyholders.

AMERCO REAL ESTATE OPERATIONS

     AREC owns and manages most of the Company's real estate assets, including the Company's U-Haul Center locations. AREC has responsibility for acquiring and developing properties suitable for new U-Haul Centers and self-storage locations. In addition to the U-Haul operations, AREC actively seeks to lease or dispose of surplus properties. See "Business -- History".

ENVIRONMENTAL MATTERS

     UNDERGROUND STORAGE TANKS

     The Company owns properties that, as of December 31, 1995, contained a total of approximately 635 underground storage tanks (USTs). The USTs are used to store various petroleum products, including gasoline, fuel oil, and waste oil. The USTs are subject to various federal, state, and local laws and regulations that require testing and removal of leaking USTs, and remediation of polluted soils and groundwater under certain circumstances. In addition, if leakage from USTs has migrated, the Company may be subject to civil liability to third parties. In fiscal years 1990 through 1995, the Company incurred expenditures totaling approximately $22.0 million for removal and remediation of 2,124 USTs, a portion of which may be recovered from insurance and certain states' funds for the removal of USTs. Expenditures incurred through the end of fiscal 1995 may not be representative of future experience. However, the Company believes that compliance with laws and regulations, and cleanup and liability costs related to USTs will not have a material adverse effect on the Company's financial condition or operating results.

     In fiscal 1989, the Company instituted a program to test its USTs for leakage and to remove all but approximately 100 of the approximately 2,755 USTs then existing by the year 2000. The approximately 100 USTs expected to remain at the conclusion of the Company's testing and removal program are currently anticipated to consist primarily of waste oil tanks not required to be removed under current laws and regulations and gasoline tanks located at its remote rental locations where their use is deemed necessary to service the Company's moving customers. The Company currently budgets $5 million annually for UST testing, removal, and remediation. The Company treats these costs as capital costs to the extent that they improve the safety or efficiency of the associated properties as compared to when the properties were originally acquired or if the costs are incurred in preparing the properties for sale, but not in excess of the net realizable value of such properties.

     FEDERAL SUPERFUND SITES

     The Company has been named as a "potentially responsible party" (PRP) with respect to the disposal of hazardous wastes at ten federal superfund hazardous waste sites located in ten states. Under applicable laws and regulations, the Company could be held jointly and severally liable for the costs to clean-up these sites. Currently, the Company has entered into buyout agreement settlements for nine of the sites for de minimis amounts. One of the sites has been disputed by the Company with no response for eight years. Based upon the information currently available to the Company regarding these ten sites, the current anticipated magnitude of the clean-up, the number of PRPs, and the volumes of hazardous waste currently anticipated to be attributed to the Company and other PRPs, the Company believes its share of the cost of investigation and clean-up at the ten superfund sites will not have a material adverse effect on the Company's financial condition or operating results.

     WASHINGTON STATE HAZARDOUS WASTE SITES

     The Company owns one parcel of property within two state hazardous waste sites in the State of Washington. The Company owns a parcel of property in Yakima, Washington that is believed to contain elevated levels of pesticide and other contaminant residue as a result of onsite operations conducted by one or more former owners. The State of Washington has designated the property as a state hazardous waste site known as the "Yakima Valley Spray Site". The Company has been named by the State of Washington as a "potentially liable party" (PLP) under state law with respect to this site. The Company, together with eight other companies and persons, has formed a committee that has retained an environmental consultant. The process of site assessment on the Yakima Valley Spray Site is ongoing and, based upon the information currently available to the Company regarding the volume and nature of wastes present, the Company is unable to reasonably assess the potential investigation and clean-up costs, but the costs could be substantial. Although the Company has entered into an agreement with such other companies and persons under which the Company has assumed responsibility for 20% of the costs to investigate the site, no agreement among the parties with respect to clean-up costs has been entered into as of the date of this prospectus.

     In addition, the Company has been named by the State of Washington as a PLP along with 12 other PLPs with respect to another state-listed hazardous waste site known as the "Yakima Railroad Site". The Yakima Valley Spray Site is located within the Yakima Railroad Site. The Company has been notified that the Yakima Railroad Site involves potential groundwater contamination in an area of approximately two square miles. The Company has contested its designation as a PLP at this site, but, at the date of this prospectus, no formal ruling has been issued in this matter.

     In February 1992, the State of Washington issued an enforcement order to the Company and eight other parties requiring conduct of an interim remedial action involving the provision of bottled water to households that obtain drinking water from wells within the Yakima Railroad Site. Without conceding any liability, the Company and several of the other PLPs have implemented the bottled water program. The State of Washington has stated its intention to expand the existing municipal water system to supply municipal water to those households currently receiving bottled water, and it is estimated that the cost thereof will be approximately $6 million, with such cost being allocated among the PLPs.

     In addition, there will be costs associated with remedial measures to address the regional groundwater contamination issue. The process of site assessment on the Yakima Railroad Site is ongoing and, based upon the information currently available to the Company regarding the volume and nature of wastes present, the Company is unable to reasonably assess the potential investigation and clean-up costs, but the costs could be substantial. Moreover, the investigative and remedial costs incurred by the State can be imposed upon the Company and any other PLP as a joint and several liability. At the date of this prospectus, other than the indication of the expansion of the municipal water system, there has been no formal indication from the State of Washington of its intentions regarding future cost recoveries at the Yakima Railroad Site.

     OTHER

     The Company owns eight facilities that manufacture and assemble various components of the Company's equipment. In addition, the Company owns various facilities engaged in the maintenance and servicing of its equipment. Various individual properties owned and operated by the Company are subject to various state and local laws and regulations relating to the methods of disposal of solvents, tires, batteries, antifreeze, waste oils and other materials. Compliance with these requirements is monitored and enforced at the local level. Based upon information currently available to the Company, compliance with these local laws and regulations has not had, and is not expected to have, a material adverse effect on the Company's financial condition or operating results.

     The Company currently leases approximately 200 properties to various businesses. The Company has a policy of leasing properties subject to an environmental indemnification from the lessee for operations conducted by the lessee. It should be recognized, however, that such indemnifications do not cover pre-existing conditions and may be limited by the lessee's financial capabilities. In any event, to the extent that any lessee does not perform any of its obligations under applicable environmental laws and regulations, the Company may remain potentially liable to governmental authorities and other third parties for environmental conditions at the leased properties. Furthermore, as between the Company and its lessees, disputes may arise as to allocations of liability with respect to environmental conditions at the leased properties.

     Finally, it should be recognized that the Company's present and past facilities have been in operation for many years and, over that time in the course of those operations, some of the Company's facilities have generated, used, stored, or disposed of substances or wastes that are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future, the precise nature of which the Company cannot now predict.

                                SHOEN LITIGATION

     Edward J. Shoen, James P. Shoen, Aubrey K. Johnson, John M. Dodds, and William E. Carty, who are current members of the Board of Directors of the Company and Paul F. Shoen, who is a former director are defendants in an action in the Superior Court of the State of Arizona, Maricopa County, entitled Samuel
W. Shoen, M.D., et al. v. Edward J. Shoen, et al., No. CV88-20139, instituted August 2, 1988 (the "Shoen

Litigation"). The Company was also a defendant in the action as originally filed, but was dismissed from the action on August 15, 1994. The plaintiffs alleged, among other things, that certain of the individual plaintiffs were wrongfully excluded from sitting on the Company's Board of Directors in 1988 through the sale of Company Common Stock to certain key employees. That sale allegedly prevented the plaintiffs from gaining a majority position in the Company's Common Stock and control of the Company's Board of Directors. The plaintiffs alleged various breaches of fiduciary duty and other unlawful conduct by the individual defendants and sought equitable relief, compensatory damages, punitive damages, and statutory post judgment interest.

     Based on the plaintiffs' theory of damages, the court ruled that the plaintiffs elected as their remedy in this lawsuit to transfer their shares of stock to the defendants upon the satisfaction of the judgment. On October 7, 1994, the jury determined that the defendants breached their fiduciary duties and such breach diminished the value of the plaintiffs' stock. On February 21, 1995, judgment was entered against the defendants in the amount of approximately $461.8 million plus interest and taxable costs. In addition, on February 21, 1995, judgment was entered against Edward J. Shoen in the amount of $7 million as punitive damages. On March 23, 1995, Edward J. Shoen filed a notice of appeal with respect to the award of punitive damages.

     Pursuant to separate indemnification agreements, the Company has agreed to indemnify the defendants to the fullest extent permitted by law or the Company's Articles of Incorporation or By-Laws, for all expenses and damages incurred by the defendants in this proceeding, subject to certain exceptions. In addition, the transfer of Common Stock from the plaintiffs to the defendants would implicate rights held by the Company. For example, pursuant to the Company's By-Laws, the Company has certain rights of first refusal with respect to the transfer of the plaintiffs' stock. Furthermore, the defendants' rights to acquire the plaintiffs' stock may present a corporate opportunity which the Company is entitled to exercise.

     On February 21, 1995, Edward J. Shoen, James P. Shoen, Aubrey K. Johnson, John M. Dodds, and William E. Carty (the "Director-Defendants") filed for protection under Chapter 11 of the federal bankruptcy laws, resulting in the issuance of an order automatically staying the execution of the judgment against those defendants. In late April 1995, the Director-Defendants, in cooperation with the Company, filed plans of reorganization in the United States Bankruptcy Court for the District of Arizona, all of which propose the same funding and treatment of the plaintiffs' claims resulting from the judgment in the Shoen Litigation. The plans of reorganization, as amended, shall collectively be referred to as the "Plan".

     In early October 1995, the Director-Defendants made written demand upon the Company to make them whole for losses resulting from the judgment in the Shoen Litigation. The Director-Defendants have also asserted substantial claims against the Company related to or arising from the Shoen Litigation, including, but not limited to, claims for financial losses, emotional distress, loss of business and/or professional reputation, loss of credit standing and breach of contract. The Director-Defendants claim that their actions that form the basis for the judgment in the Shoen Litigation were actions within the scope of the Director-Defendants' duties and that such actions were undertaken in good faith and for the benefit of the Company.

     In addition, the Director-Defendants retain unexpired appeal rights with respect to the Shoen Litigation. If the Director-Defendants exercise such appeal rights, the damage award may be sustained and/or increased and the Company may be exposed to increased liability to the Director-Defendants under existing indemnity agreements, which liability includes the obligation to pay the legal fees and expenses of prosecuting appeals.

     In recognition of the foregoing and of the substantial risks associated with an appeal of the Shoen Litigation, on October 17, 1995, the Company entered into an agreement (the "Agreement") with the Director-Defendants resolving the foregoing issues. Under the Agreement, the Company agreed, among other things, to fund the Plan and to release the Director-Defendants from all claims the Company may have against them arising from the Shoen Litigation. In addition, the Director-Defendants agreed, (i) to release, subject to certain exceptions, the Company from any claim they may have against it pursuant to any indemnification agreements, (ii) to assign all rights they have under the Shoen Litigation to the Company, (iii) to waive all appeal rights related to the Shoen Litigation (not including Edward J. Shoen's appeal of the punitive damage award), and (iv) not to oppose the Company should it elect to exercise its right of first refusal on any Common Stock to be transferred by the plaintiffs upon satisfaction of the judgment in the Shoen Litigation.

     Under the Plan, on September 19, 1995, the Director-Defendants entered into a Stock Purchase Agreement with one of the plaintiffs in the Shoen Litigation, Maran, Inc., a Nevada corporation ("Maran"), contingent upon the approval of the bankruptcy court. All of Maran's voting stock is held by Mary Anna Shoen Eaton ("Shoen Eaton"), who is also a plaintiff in the Shoen Litigation. Under the Stock Purchase Agreement, the Director-Defendants agreed to purchase 3,343,076 shares of Common Stock held by Maran in exchange for approximately $22.7 million. The Stock Purchase Agreement was approved by the bankruptcy court on October 10, 1995. On October 18, 1995, the Company exercised its right of first refusal and redeemed the Common Stock that was the subject of the Stock Purchase Agreement for the price set forth therein. In addition, on September 19, 1995, the Director-Defendants, Shoen Eaton, Maran, and the Company entered into a Settlement Agreement, contingent upon the approval of the bankruptcy court, providing for the payment to Shoen Eaton of approximately $41.4 million in exchange for a full release of all claims against the Company and the Director-Defendants, including all claims asserted by her in the Shoen Litigation. The Settlement Agreement was approved by the bankruptcy court on October 10, 1995, and the payment was made on October 18, 1995. As a result of the foregoing, and after giving effect to the discount achieved through settlement, approximately $84.6 million of the judgment in the Shoen Litigation was satisfied.

     With respect to the other plaintiffs in the Shoen Litigation, the Plan provided, prior to January 29, 1996, for the exchange of approximately $101.4 million of the Company's Series B 8.25% Preferred Stock for all of the Company's Common Stock held by the plaintiffs, and provided for the transfer of property by the Company to certain of the plaintiffs (including $193.0 million of the Company's Series D Floating Rate Preferred Stock) having an aggregate value of approximately $275.2 million. However, on January 26, 1996, the bankruptcy court issued an interlocutory Memorandum Decision Re: Plan Confirmation (the "Memorandum Decision") which provided that the Plan as proposed by the Director-Defendants could not be confirmed because it proposed consideration to be paid to the plaintiffs other than cash. In response to the bankruptcy court's Memorandum Decision, the Director-Defendants filed an amendment to the Plan and a Motion for Rehearing on the Memorandum Decision. The Plan, as amended, provides for payment to the plaintiffs of $286.0 million in cash and for the transfer to the plaintiffs of other property having an indisputable value, as determined by the bankruptcy court, of $91.2 million. The bankruptcy court will commence consideration of the Plan, as amended, on March 7, 1996.

     The Memorandum Decision also provided that the plaintiffs are entitled to statutory post-judgment interest on the judgment at the rate of 10% per year. The Motion for Rehearing on this issue and on the issue of whether consideration other than cash is appropriate has been scheduled for February 23, 1996. As of the date hereof, total accrued interest on the outstanding balance of the judgment is approximately $31.6 million.

     Pursuant to the judgment in the Shoen Litigation, on January 30, 1996, the Company acquired 833,420 shares of Common Stock held by L.S.S., Inc. ("L.S.S.") in exchange for approximately $5.7 million and funded damages to L.S. Shoen of approximately $15.4 million. The Company also funded a total of approximately $2.1 million of statutory post-judgment interest on the above amounts. In addition, on February 7, 1996, the Company acquired 1,651,644 shares of Common Stock held by Thermar, Inc. ("Thermar") by tendering approximately $41.8 million. The Company also tendered to Thermar approximately $4.1 million of statutory post-judgment interest on such amount. As a result of the foregoing transactions, the balance of the judgment has been reduced to approximately $313.8 million, plus interest.

     There is no assurance that the Plan will be confirmed by the bankruptcy court. Because the Plan has not yet been confirmed by the bankruptcy court and because the Company and the Director-Defendants may enter into settlement agreements with one or more of the plaintiffs on terms different from those provided in the Plan, the Company is unable to determine with certainty the impact the Plan and/or any such settlements will have on the Company's prospective financial condition, results of operations, cash flows, or capital expenditure plans. However, as a result of funding the Plan and/or any such settlements, the Company will incur additional costs in the future in the form of dividends on any stock issued to fund the Plan or any settlement and/or interest on borrowed funds. Furthermore, the Company's outstanding Common Stock would be reduced by 12,426,836 shares, in addition to the 3,343,076 shares redeemed from Maran on October 18, 1995, the 833,420 shares redeemed from L.S.S. on January 30, 1996, and the 1,651,644 shares redeemed from Thermar on February 7, 1996.

     Other uncertainties remain about the Plan, including the tax treatment of the payments to be made by the Company pursuant to the Plan or any settlement. Specifically, the Company plans to deduct for income tax purposes a substantial portion of the payments made by the Company to the plaintiffs, which will reduce the Company's income tax liability. While the Company believes that such income tax deductions are appropriate, there can be no assurance that any such deductions ultimately will be allowed in full. Accordingly, for tax and other reasons, the consummation of the Plan and/or any settlement with the plaintiffs could result in material changes in the Company's financial condition, results of operations, and earnings per common share.

     Furthermore, in the event the fair value of the consideration paid by the Company to the plaintiffs is in excess of the fair value of the stock redeemed by the Company, the Company will be required to record an expense equal to that difference. Based upon the uncertainties surrounding the Shoen Litigation and the related bankruptcy proceedings, the range of loss, if any, is not estimable as of the date of this Prospectus. No such expense was recorded for the Maran transaction, as the fair value of the consideration paid by the Company was less than the fair value of the stock redeemed by the Company. The Company has not yet determined the accounting treatment for any transaction other than the Maran/Shoen Eaton transaction. Furthermore, no provision has been made in the Company's financial statements for any payments to be made to the plaintiffs, other than the payments discussed above made to Maran and Shoen Eaton. For the reasons set forth above, the Plan and/or any settlement could have the effect of reducing the Company's net income.

                          DESCRIPTION OF COMMON STOCK

     The Company's Restated Articles of Incorporation authorize the issuance of 150,000,000 shares of Common Stock with a par value of $0.25 per share, 150,000,000 shares of serial common stock, and 50,000,000 shares of preferred stock. The Company's Board of Directors has the authority to fix the voting powers, designations, preferences, privileges, limitations, restrictions, and relative rights of the serial common stock and the preferred stock without any further vote or action by the stockholders. The rights of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of any serial common stock or preferred stock that is currently outstanding or that may be issued in the future. The issuance of serial common stock or preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring, or preventing a change in control of the Company. Furthermore, holders of such serial common stock or preferred stock may have other rights, including economic rights senior to the Common Stock.

     As of the date of this Prospectus, there are 27,028,428 issued and outstanding shares of the Company's Common Stock and 5,762,495 issued and outstanding shares of Series A Common Stock. All of the Series A Common Stock is held by James P. Shoen, a Vice-President and director of the Company, and Edward
J. Shoen, Chairman of the Board and President of the Company. The Series A Common Stock is not convertible into Common Stock but votes together as a single class with the Common Stock on all matters.

     The summary of terms of the Company's Common Stock and Series A Common Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Articles of Incorporation and the Company's By-Laws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

DIVIDENDS

     Holders of shares of the common stock are entitled to receive dividends payable when, if, and as declared by the Board of Directors out of funds legally available therefor. The Company does not have a formal dividend policy. The Company's Board of Directors periodically considers the advisability of declaring and paying dividends in light of existing circumstances. The holders of the Series A 8 1/2% Preferred Stock are entitled to receive cumulative dividends prior to and in preference to the holders of common stock at a fixed annual rate.

     The Company is restricted in the amount of dividends that it may issue or pay pursuant to covenants contained in its credit agreements. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources -- Credit Agreements." At the date of this Prospectus, the most restrictive of such covenants provides that the Company may pay cash dividends on its capital stock only in an amount not exceeding, in the aggregate, computed on a cumulative basis, the sum of (i) $15.0 million and (ii) 50% of consolidated net income computed on a cumulative basis for the entire period subsequent to March 31, 1993 (or if such consolidated net income is a deficit figure, then minus 100% of such deficit), less dividends paid after such date. As of December 31, 1995, the amount available for the payment of cash dividends, as calculated above, was $63.6 million.

VOTING

     Each share of Common Stock and Series A Common Stock entitles the holder to one vote in the election of directors and other corporate matters. The Company's Board of Directors is classified into four classes. Voting rights are non-cumulative.

RIGHT OF FIRST REFUSAL

     The Company's By-Laws provide for a right of first refusal in favor of the Company with respect to all of the Company's Common Stock and Series A Common Stock except for any such common stock sold, transferred, or otherwise disposed of by the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Trust or any such common stock sold in a bona fide underwritten public offering or in a bona fide public distribution pursuant to Rule 144 under the Securities Act.

TRANSFER AGENT

     The transfer agent and registrar for the Company's Common Stock is Chemical Mellon Shareholder Services, L.L.C.

                      DESCRIPTION OF SERIES B COMMON STOCK

     The rights, privileges, and preferences of the Series B Common Stock will be identical to those of Common Stock and the Series A Common Stock except that the Series B Common Stock will not be subject to any right of first refusal and the holders of Series B Common Stock will have limited or no voting rights. The voting rights, if any, of holders of Series B Common Stock will be described in the applicable Prospectus Supplement. If holders of Series B Common Stock are entitled to vote, they shall vote together as a single class with the holders of Common Stock and Series A Common Stock.

                         DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Company's preferred stock (the "Preferred Stock") to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of terms of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Articles of Incorporation and the certificate of designation relating to each series of the Preferred Stock (the "Certificate of Designation"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Preferred Stock.

     Subject to limitations prescribed by law, the Board of Directors is authorized at any time to issue one or more series of preferred stock; to determine the par value, if any, of any such series, to determine the designations for any such series by number, letter, or title that shall distinguish such series from any other series; and to determine the number of shares in any such series (including a determination that such series shall consist of a single share).

     The Board of Directors is also authorized to determine, for each series of preferred stock, and the Prospectus Supplement will set forth with respect to each series: (i) whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including, without limitation, the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends; (ii) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof; (iii) whether and, if so, to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the Company; (iv) whether, and, if so, upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;
(v) whether, and, if so, upon what terms and conditions, such shares shall be redeemable; (vi) whether the shares shall be subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms of such fund; and (vii) whether the holders thereof shall be entitled to other preferences or rights, and, if so, the qualifications, limitations, or restrictions of such preferences or rights.

DIVIDENDS

     Holders of shares of Preferred Stock will be entitled to receive, when, as, and if declared by the Board of Directors out of funds of the Company legally available therefor, cash dividends payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. The Prospectus Supplement will also state applicable record dates regarding the payment of dividends. Except as set forth below, no dividends will be declared or paid or set apart for payment on any series of Preferred Stock unless full dividends for all series of Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Stock, dividends declared (if any) on the Preferred Stock will be declared pro-rata so that the amount of dividends declared per share on each series of Preferred Stock will in all cases bear to each other series the same ratio that (x) accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if dividends for such series are cumulative) for the then-current dividend period per share for each respective series of Preferred Stock bear to
(y) aggregate accrued dividends for the then-current dividend period (including all accumulations with respect to unpaid dividends for prior periods for all series that are cumulative) for all outstanding shares of Preferred Stock.

     All Certificates of Designation will provide, unless all dividends on the Preferred Stock shall have been paid in full, that (i) no dividend will be declared and paid or declared and a sum sufficient thereof set apart for payment (other than a dividend in the Company's common stock or in any other class ranking junior to the Preferred Stock as to dividends and liquidation preferences) or other distribution declared or made upon the shares of the Company's common stock or upon any other class ranking junior to the Preferred Stock as to dividends or liquidation preferences and (ii) no shares of the Company's common stock or class of stock ranking junior to the Preferred Stock as to dividends or liquidation preferences may be redeemed, purchased, or otherwise acquired by the Company except by conversion into or exchange for shares of the capital stock of the Company ranking junior to the Preferred Stock as to dividends and liquidation preferences.

     The Company is restricted in the amount of dividends that it may issue or pay pursuant to covenants contained in its credit agreements. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources -- Credit Agreements." At the date of this Prospectus, the most restrictive of such covenants provides that the Company may pay cash dividends on its capital stock only in an amount not exceeding, in the aggregate computed on a cumulative basis, the sum of (i) $15.0 million and (ii) 50% of consolidated net income computed on a cumulative basis for the entire period subsequent to March 31, 1993 (or if such consolidated net income is a deficit figure, then minus 100% of such deficit), less dividends paid after such date. As of December 31, 1995, the amount available for the payment of cash dividends, as calculated above, was $63.6 million. For additional information, see the applicable Prospectus Supplement.

CONVERTIBILITY

     Any series of Preferred Stock may be convertible into, or exchangeable for, other securities or property. Whether any series of Preferred Stock is convertible into, or exchangeable for, other securities or property, and the terms of any such conversion or exchange will be set forth in the related Prospectus Supplement.

REDEMPTION AND SINKING FUND

     No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the related Prospectus Supplement. Unless otherwise provided in the related Prospectus Supplement, while there is an arrearage in the payment of dividends on any series of Preferred Stock, no shares of that series may be redeemed (unless all outstanding shares of that series are simultaneously redeemed) and the Company may not purchase or otherwise acquire any shares of that series, except that such restriction will not prevent the purchase or acquisition of shares of that series of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of that series.

LIQUIDATION

     Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of any series of Preferred Stock will be entitled to receive the liquidation preference per share specified in the related Prospectus Supplement and Certificate of Designation, if any, in each case together with any applicable accrued and unpaid dividends and before any distribution to holders of the Company's common stock or any class of stock ranking junior to the Preferred Stock as to dividends and liquidation preferences. In the event there are insufficient assets to pay such liquidation preferences for all classes of Preferred Stock in full, all Certificates of Designation will provide that the remaining assets will be allocated ratably among all series of Preferred Stock based upon the aggregate liquidation preference for all outstanding shares for each such series. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company unless otherwise provided in the related Prospectus Supplement and Certificate of Designation, and the remaining assets of the Company will be distributable exclusively among the holders of the Company's common stock and any class of stock ranking junior to the Preferred Stock as to dividends and liquidation preferences, according to their respective interests. The Board of Directors of the Company may not authorize the issuance of any new series of preferred stock with a liquidation preference and/or other rights senior to the Preferred Stock offered hereby without the consent of two-thirds of the holders of the Preferred Stock offered hereby.

VOTING

     The holders of any series of Preferred Stock will have the voting rights, if any, set forth in the related Prospectus Supplement.

MISCELLANEOUS

     The holders of Preferred Stock will have no preemptive rights. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by the Company will, in the discretion of the Board of Directors, be held in treasury or will resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and, in either case, will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments, except as may be set forth in a Prospectus Supplement. The liquidation preference is not indicative of the price at which the Preferred Stock will trade on or after the date of issuance. Payment of dividends on and redemptions of any series of Preferred Stock may be restricted by loan agreements, indentures, and other transactions entered into by the Company.

NO OTHER RIGHTS

     The shares of a series of Preferred Stock will not have any preferences, voting powers, or relative, participating, optional, or other special rights except as set forth above or in the related Prospectus Supplement and Certificate of Designation, the Articles of Incorporation, or as otherwise required by law.

TRANSFER AGENT

     The transfer agent and registrar for each series of Preferred Stock will be described in the related Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

     The following is a description of certain general terms of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Offered Debt Securities are to be issued under an indenture (the "Indenture"), between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), a copy of which Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Certain defined terms in the Indenture are capitalized herein.

GENERAL

     The Debt Securities will be unsecured obligations of the Company.

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

     Reference is made to the Prospectus Supplement relating to the Offered Debt Securities for the following terms, where applicable, of the Offered Debt
Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue;
(5) the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (6) any mandatory or optional sinking fund or analogous provisions; (7) the price at which, the periods within which, and the terms and conditions upon which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company; (8) the terms and conditions upon which the Offered Debt Securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional); (9) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (10) the right of the Company to defease the Offered Debt Securities or certain restrictive covenants and certain Events of Default under the Indenture; (11) if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the Offered Debt Securities (and federal income tax consequences and other special considerations applicable to any such Offered Debt Securities denominated in a currency or currencies other than United States dollars); (12) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the Offered Debt Securities; (13) if the Offered Debt Securities will be issuable only in the form of a Global Security as described under "Book-Entry Debt Securities," the Depository or its nominee with respect to the Offered Debt Securities, and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depository or its nominee; (14) if the Offered

Debt Securities may be exchanged, at the option of the Holders thereof, for equity or debt securities of an issuer other than the Company, the rate or rates of exchange, the period or periods within which such exchange may be made, the manner of exchange, and the other detailed terms and provisions of any such exchange; and (15) any other terms of the Offered Debt Securities.

     Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, principal of and premium, if any, and interest, if any, on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at its Corporate Trust Office, One First National Plaza, Suite 0126, Chicago, Illinois 60670-0126, Attention: Corporate Trust Administration, provided that, at the option of the Company, payment of interest may be made by: (1) wire transfer on the date of payment in immediately available federal funds or next day funds to an account specified by written notice to the Trustee from any Holder of Debt Securities; (2) any similar manner that such Holder may designate in writing to the Trustee; or (3) by check mailed to the address of the Person entitled thereto as it appears in the Security Register. Any payment of principal and premium, if any, and interest, if any, required to be made on an Interest Payment Date, Redemption Date, or at Maturity that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date, or Maturity.

     Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from their stated principal amount. In addition, under proposed Treasury Regulations, it is possible that Debt Securities that are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, and special rules may apply to Debt Securities and Warrants that are considered to be issued as "investment units." Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other Debt Securities treated as issued at an original issue discount) and to "investment units" will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depository or its nominee identified in the Prospectus Supplement relating to the Offered Debt Securities. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depository for such Global Security to a nominee of such Depository and except in the circumstances described in the Prospectus Supplement relating to the Offered Debt Securities.

EXCHANGEABLE SECURITIES

     If so provided in the Prospectus Supplement, Debt Securities may be issued as Debt Securities exchangeable at the option of the Holders thereof for equity or debt securities of an issuer other than the Company ("Exchange Securities"). The issuer of securities for which the Exchange Securities are exchangeable, the time period or periods during which the Exchange Securities are exchangeable and the exchange rate or rates at which the Exchange Securities are exchangeable will be set forth in the applicable Prospectus Supplement. Unless otherwise provided in the Prospectus Supplement, in lieu of delivering Exchange Securities upon such exchange, the Company may elect to pay to the Holders in cash an amount representing the market value of such Exchange Securities determined as provided in the Prospectus Supplement. Unless otherwise provided in the Prospectus Supplement, the Company will deposit any Exchange Securities with an escrow agent pursuant to the terms of an escrow agreement to be entered into between the Company and the escrow agent. The specific terms of the escrow agreement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

     The particular terms of any series of Exchange Securities will be described in the Prospectus Supplement relating to such terms. The Prospectus Supplement will also describe any special federal income tax consequences and other considerations applicable to such series of Exchange Securities.

COVENANTS

     The particular restrictive covenants, if any, relating to any series of Debt Securities will be described in the Prospectus Supplement relating to such series. If any such covenants are described, the Prospectus Supplement will also state whether the "covenant defeasance" provisions described below will apply.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series.

     If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

     Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Company will furnish to the Trustee annually a certificate as to compliance by the Company with all conditions and covenants under the Indenture.

DEFEASANCE

     The Prospectus Supplement will state if any defeasance provision will apply to the Offered Debt Securities.

     DEFEASANCE AND DISCHARGE

     The Indenture provides that, if applicable, the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost, or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined), which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (who may be an employee of or counsel for the Company) to the effect that Holders of the Debt Securities of such series will not recognize income, gain, or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance, and discharge had not occurred.

     DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

     The Indenture provides with respect to the Debt Securities of any series, to the extent provided for in the Prospectus Supplement, that the Company may omit to comply with certain restrictive covenants provided for in the Prospectus Supplement and, to the extent provided in the Prospectus Supplement, that violations of certain restrictive covenants provided for in the Prospectus Supplement shall not be deemed to be an Event of Default under the Indenture and the Debt Securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series. The obligations of the Company under the Indenture and the Debt Securities of such series other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (who may be an employee of or counsel for the Company) to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT

     In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default," the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest on any Debt Security of that series or in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate or merge with or into, or transfer or lease its assets as an entirety to, any Person, provided that (i) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) after giving effect to such transaction no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing (provided that a transaction will only be deemed to be in violation of this condition (ii) as to any series of Debt Securities as to which such Event of Default or such event shall have occurred and be continuing), and (iii) certain other conditions are met.

                   DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

     The Convertible Senior Debt Securities are to be issued under an Indenture (the "Convertible Senior Indenture"), between the Company and the Trustee. The Convertible Subordinated Debt Securities are to be issued under an Indenture (the "Convertible Subordinated Indenture"), between the Company and the Trustee. The Convertible Senior Indenture and the Convertible Subordinated Indenture are referred to herein individually as an "Indenture" and collectively as the "Indentures." A copy of the form of each Indenture is filed as an exhibit to the Registration Statement.

     The statements herein relating to the Convertible Debt Securities and the Indentures are summaries and reference is made to the detailed provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Where no distinction is made between the Convertible Senior Debt Securities and the Convertible Subordinated Debt Securities or between the Convertible Senior Indenture and the Convertible Subordinated Indenture, such summaries refer to any Convertible Debt Securities and either Indenture. Whenever particular defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

GENERAL

     The Indentures do not limit the aggregate principal amount of Convertible Debt Securities which may be issued thereunder and provide that Convertible Debt Securities may be issued from time to time in one or more series. The Convertible Senior Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Convertible Subordinated Debt Securities will be unsecured obligations of the Company and, as set forth below under "Subordination of Convertible Subordinated Debt Securities", will be subordinated in right of payment to all Senior Indebtedness.

     Reference is made to the Prospectus Supplement which accompanies this Prospectus for a description of the specific series of Convertible Debt Securities being offered thereby, including: (1) the specific designation of such Convertible Debt Securities; (2) any limit upon the aggregate principal amount of such Convertible Debt Securities; (3) the date or dates on which the principal of such Convertible Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed or variable) at which such Convertible Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor; (7) the place or places where principal of, premium, if any, and interest, if any, on such Convertible Debt Securities will be payable; (8) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, such Convertible Debt Securities may be redeemed, in whole or in part, at the option of the Company; (9) the obligation, if any, of the Company to redeem or purchase such Convertible Debt Securities pursuant to any sinking fund or analogous provisions, upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which, such Convertible Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (10) the denominations in which such Convertible Debt Securities are authorized to be issued; (11) the terms and conditions upon which conversion will be effected, including the conversion price, the conversion period, and other conversion provisions in addition to or in lieu of those described below; (12) the currency or currency units for which Convertible Debt Securities may be purchased or in which Convertible Debt Securities may be denominated and/or the currency or currency units in which principal of, premium, if any, and/or interest, if any, on such Convertible Debt Securities will be payable or redeemable and whether the Company or the holders of any such Convertible Debt Securities may elect to receive payments in respect of such Convertible Debt Securities in a currency or currency units other than that in which such Convertible Debt Securities are stated to be payable or redeemable; (13) if other than the principal amount thereof, the portion of the principal amount of such Convertible Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (14) the person to whom any interest on any such Convertible Debt Security shall be payable if other than the person in whose name such Convertible Debt Security is registered on the applicable record date; (15) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Convertible Debt Securities; (16) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Convertible Debt Securities; (17) whether such Convertible Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities; (18) any index used to determine the amount of payments of principal of (and premium, if any) and interest, if any, on such Convertible Debt Securities; (19) any provisions relating to the extension of any interest payment periods with respect to Convertible Debt Securities; and (20) any other special terms pertaining to such Convertible Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Convertible Debt Securities will not be listed on any securities exchange.

     Unless otherwise specified in the applicable Prospectus Supplement, Convertible Debt Securities will be issued in fully registered form without coupons. Where Convertible Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such Convertible Debt Securities and to payment on and transfer and exchange of such Convertible Debt Securities will be described in the applicable Prospectus Supplement. Bearer Convertible Debt Securities will be transferable by delivery.

     Convertible Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain Federal income tax consequences and special considerations applicable to any such Convertible Debt Securities will be described in the applicable Prospectus Supplement.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as the Company shall not be in default in the payment of interest on the Convertible Debt Securities, the Company shall have the right, upon prior notice by public announcement given in accordance with the rules of the New York Stock Exchange at any time during the term of the Convertible Debt Securities, prior to an Interest Payment Date as provided below, to extend the interest payment period from time to time to another Interest Payment Date by one or more quarterly periods, not to exceed 20 consecutive calendar quarters from the last Interest Payment Date to which interest was paid in full (each, an "Extension Period"). No interest shall be due and payable during an Extension Period, but on the Interest Payment Date occurring at the end of each Extension Period the Company shall pay to the holders of record on the Record Date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Convertible Debt Securities, together with interest thereon. Interest will continue to accrue on the Convertible Debt Securities during an Extension Period and will compound quarterly, at the rate specified for the Convertible Debt Securities, to the extent permitted by applicable law. Prior to the termination of any Extension Period, the Company may pay all or any portion of the interest accrued on the Convertible Debt Securities on any Interest Payment Date to holders of record on the Record Date for such Interest Payment Date or from time to time further extend the interest payment period, provided that any such Extension Period together with all such previous and further extensions thereof may not exceed 20 calendar quarters. If the Company shall elect to pay all of the interest accrued on the Convertible Debt Securities on an Interest Payment Date during an Extension Period, such Extension Period shall automatically terminate on such Interest Payment Date. Upon the termination of any Extension Period and the payment of all amounts of interest then due, the Company may commence a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures. The Company has no current intention of exercising its right to defer any interest payment period. However, in the event the Company determines to extend an interest payment period, or in the event the Company thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Convertible Debt Securities is likely to be affected. In addition, as a result of such rights, the market price of the Convertible Debt Securities may be more volatile than other debt instruments with original issue discount that do not have such rights. A holder that disposes of its Convertible Debt Securities during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Convertible Debt Securities.

     The Company shall cause the Trustee to give holders of the Convertible Debt Securities prior notice, by public announcement given in accordance with the rules of the New York Stock Exchange and by mail to all such holders, of (i) the Company's election to initiate an Extension Period and the duration thereof;
(ii) the Company's election to extend any Extension Period beyond the Interest Payment Date on which such Extension Period is then scheduled to terminate and the duration of such extension; and (iii) the Company's election to make a full or partial payment of interest accrued on the Convertible Debt Securities on any Interest Payment Date during any Extension Period and the amount of such payment. In no event shall such notice be given less than five Business Days
prior to the             ,             ,             or             next
preceding the applicable Interest Payment Date.

DENOMINATIONS, PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Registered Securities will be issuable in denominations of $1,000 and integral multiples of $1,000, and Bearer Securities will be issuable in the denomination of $5,000 or, in each case, in such other denominations and currencies as may be in the terms of the Convertible Debt Securities of any particular series. Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Convertible Debt Securities will be made, subject to any applicable laws and regulations, in the designated currency at the office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on Convertible Debt Securities in registered form may be made (i) by checks mailed by the Trustee to the holders of Convertible Debt Securities entitled thereto at their registered addresses or (ii) by wire transfer to an account maintained by the Person entitled thereto as a specified in the Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Convertible Debt Securities in registered form will be made to the Person in whose name such Convertible Debt Security is registered at the close of business on the regular record date for such interest.

     Payment in respect of Convertible Debt Securities in bearer form will be payable in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Company for a series of Convertible Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any paying agents, except that, if Convertible Debt Securities of a series are issuable as Registered Securities, the Company will be required to maintain at least one paying agent in each Place of Payment for such series and, if Convertible Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain a Paying Agent in a Place of Payment outside the United States where Convertible Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. The Company will have the right to require a holder of any Convertible Debt Security, in connection with the payment of the principal of (and premium, if any) and interest, if any, on such Convertible Debt Security, to certify information to the Company or, in the absence of such certification, the Company will be entitled to rely on any legal presumption to enable the Company to determine its duties and liabilities, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

     Unless otherwise provided in the applicable Prospectus Supplement, Convertible Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time. Convertible Debt Securities may be transferred or exchanged without service charge, other than any tax or governmental charge imposed in connection therewith.

     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Convertible Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Convertible Debt Securities of that series to be redeemed and ending at the close of business on (A) if Convertible Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Convertible Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Convertible Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Securities, or portion thereof, called for redemption or otherwise surrendered for repayment, except the unredeemed or unrepaid portion of any Registered Security being redeemed or repaid in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption.

CONVERSION RIGHTS

     The terms on which Convertible Debt Securities of any series are convertible into other securities of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to the conversion price and any adjustments thereto, the determination of holders entitled to exercise conversion, whether conversion is mandatory, at the option of the holder, or at the option of the Company, and may include provisions in which the amount of other securities of the Company to be received by the holders of Convertible Debt Securities would be calculated according to the market price of such other securities of the Company as of a time stated in the Prospectus Supplement.

SUBORDINATION OF CONVERTIBLE SUBORDINATED DEBT SECURITIES

     The obligation of the Company to make payment on account of the principal of, and premium, if any, and interest on the Convertible Subordinated Debt Securities will be subordinated and junior in right of payment, as set forth in the Convertible Subordinated Indenture, to the prior payment in full of all Senior Indebtedness. The Convertible Subordinated Debt Securities will rank pari passu with any future Indebtedness of the Company which by its terms states that it will rank pari passu with the Convertible Subordinated Debt Securities. The Convertible Subordinated Debt Securities will rank senior to all other existing and future subordinated Indebtedness or other subordinated obligations of the Company. Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein.

     "Senior Indebtedness" means all Indebtedness of the Company (other than the Convertible Subordinated Debt Securities) unless such indebtedness, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Convertible Subordinated Debt Securities; provided, however, that Senior Indebtedness does not include (x) any Indebtedness, guarantee or other obligation of the Company that is subordinate or junior in any respect to any other Indebtedness of the Company or (y) any Indebtedness of the Company to any of its Subsidiaries. "Indebtedness", when used with respect to the Company, means, without duplication, the principal of, and premium, if any, and accrued and unpaid interest (including post-petition interest, whether or not available as a claim in bankruptcy) on, (i) indebtedness of the Company for money borrowed, (ii) indebtedness guarantees by the Company of indebtedness for money borrowed by any other person, (iii) indebtedness of the Company evidenced by notes, debentures, bonds or other instruments of indebtedness for payment of which the Company is responsible or liable, (iv) obligations for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (v) obligations of the Company under Capital Leases, (vi) obligations under interest rate and currency swaps, caps, collars, options, forward or spot contracts or similar arrangements or with respect to foreign currency hedges, (vii) commitment and other bank financing fees under contractual obligations associated with bank debt, (viii) any indebtedness representing the deferred and unpaid purchase price of any property or business, and (ix) all deferrals, renewals, extensions and refundings of any such indebtedness or obligations, provided, however, that Indebtedness shall not include amounts owed to trade creditors in the ordinary course of business, nonrecourse indebtedness secured by real property located outside the United States or operating lease rental payments in the ordinary course of business.

     No payment on account of principal of, or premium, if any, or interest on, the Convertible Subordinated Debt Securities or deposit pursuant to the provisions described under "Defeasance" below may be made if (i) any Senior Indebtedness is not paid when due (following the expiration of any applicable grace period) or (ii) any other default on Senior Indebtedness occurs and the maturity of any Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (a) such failure to pay or acceleration relates to such Senior Indebtedness in an aggregate amount equal to or less than $20 million,
(b) the default has been cured or waived or has ceased to exist, (c) such acceleration has been rescinded, or (d) such Senior Indebtedness has been paid in full. A failure to make any payment with respect to the Convertible Subordinated Debt Securities as a result of the foregoing provisions will not limit the right of the Holders of the Convertible Subordinated Debt Securities to accelerate the maturity thereof as a result of such payment default.

     Upon any distribution of the assets of the Company upon any dissolution, total or partial liquidation or reorganization of or similar proceeding relating to the Company, the holders of Senior Indebtedness will be entitled to receive payment in full before the Holders of the Convertible Subordinated Debt Securities are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness or of other unsubordinated Indebtedness of the Company may recover more, ratably, than the Holders of the Convertible Subordinated Debt Securities.

CONSOLIDATION, MERGER OR SALE

     The Indentures provide that the Company may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, if (i) (a) in the case of a merger or consolidation, the Company is the surviving corporation or (b) in the case of a merger or consolidation where the Company is not the surviving corporation and in the case of such a sale, conveyance, transfer or other disposition, the resulting, successor, or acquiring Person is a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes by supplemental indenture all the obligations of the Company under the Convertible Debt Securities and any coupons appertaining thereto and under the Indentures,
(ii) immediately after giving effect to such merger or consolidation, or such sale, conveyance, transfer, lease or other disposition (including, without limitation, any Indebtedness directly or indirectly incurred or anticipated to be incurred in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing and (iii) certain other conditions are met. In the event a successor corporation assumes the obligations of the Company, such successor corporation shall succeed to and be substituted for the Company under the Indentures and under the Convertible Debt Securities and any coupons appertaining thereto and all obligations of the Company shall terminate.

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

     Events of Default with respect to Convertible Debt Securities of any series issued thereunder are defined in the Indentures as being: default for thirty days in payment of any interest on any Convertible Debt Security of that series or any coupon appertaining thereto or any additional amount payable with respect to Convertible Debt Securities of such series as specified in the applicable Prospectus Supplement when due; default in payment of principal, premium, if any, or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any Convertible Debt Securities of that series when due; default for sixty days after notice to the Company by the Trustee for such series, or by the holders of 25% in aggregate principal amount of the Convertible Debt Securities of such series then outstanding, in the performance of any other agreement applicable to the Convertible Debt Securities of that series, in the Indentures or in any supplemental indenture or board resolution referred to therein under which the Convertible Debt Securities of that series may have been issued; and certain events of bankruptcy, insolvency or reorganization of the Company. Any other Events of Default applicable to a specified series of Convertible Debt Securities will be described in the applicable Prospectus Supplement. An Event of Default with respect to a particular series of Convertible Debt Securities will not necessarily be an Event of Default with respect to any other series of Convertible Debt Securities.

     The Indentures provide that, if an Event of Default specified therein occurs with respect to the Convertible Debt Securities of any series issued thereunder and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding Convertible Debt Securities of that series, by written notice to the Company (and to the Trustee for such series, if notice is given by such holders of Convertible Debt Securities), may declare the principal (or, if the Convertible Debt Securities of that series are original issue discount Convertible Debt Securities or indexed Convertible Debt Securities, such portion of the principal amount specified in the applicable Prospectus Supplement) of all the Convertible Debt Securities of that series to be due and payable.

     The Indentures provide that the Trustee for any series of Convertible Debt Securities shall, within ninety days after the occurrence of a Default known to it with respect to Convertible Debt Securities of that series, give to the holder of the Convertible Debt Securities of that series notice of all such uncured Defaults; provided, that such notice shall not be given until 60 days after the occurrence of a Default with respect to Convertible Debt Securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest or make a mandatory sinking fund payment; and provided, further, that, except in the case of default in payment on the Convertible Debt Securities of that series, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers (as defined therein) in good faith determines that withholding such notice is in the interest of the holders of the Convertible Debt Securities of that series. "Default" means any event which is, or, after notice or passage of time or both, would be, an Event of Default.

     The Indentures provide that the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee, the Indentures provide that the holders of not less than a majority in aggregate principal amount of the Convertible Debt Securities of each series affected (with each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee.

     The Indentures include a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of the applicable Indenture.

     The holders of not less than a majority in aggregate principal amount of any series of Convertible Debt Securities by notice to the Trustee for such series may waive, on behalf of the holders of all Convertible Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series (unless a judgment or decree based on such acceleration has been obtained and entered), except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Convertible Debt Security (and any acceleration resulting therefrom) and certain other defaults.

MODIFICATION OF THE INDENTURES

     The Indentures contain provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Convertible Debt Securities in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by a successor; (ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series; (iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Convertible Debt Securities in bearer form or in global form; (v) under certain circumstances to add to, change or eliminate any provision affecting Convertible Debt Securities not yet issued; (vi) to secure the Convertible Debt Securities;
(vii) to establish the form or terms of Convertible Debt Securities; (viii) to evidence and provide for successor Trustees; (ix) if allowed without penalty under applicable laws and regulations, to permit payment in respect of Convertible Debt Securities in bearer form in the United States; (x) to correct or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indentures, provided that such action does not adversely affect the interests of any holder of Convertible Debt Securities of any series issued under such Indentures in any material respect; or (xi) to cure any ambiguity or correct any mistake.

     The Indentures also contain provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Convertible Debt Securities of each series affected by such supplemental indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indentures or any supplemental indenture or modifying the rights of the holders of Convertible Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holder of each Convertible Debt Security so affected, (i) change the time for payment of principal or interest on any Convertible Debt Security; (ii) reduce the principal of, or any installment of principal of, or interest on any Convertible Debt Security; (iii) reduce the amount of premium, if any, payable upon the redemption of any Convertible Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of an Original Issue Discount Convertible Debt Security; (v) change the coin or currency in which any Convertible Debt Security or any premium or interest thereon is payable; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Convertible Debt Security; (vii) reduce the percentage in principal amount of the outstanding Convertible Debt Securities of any series the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults; (viii) change the obligation of the Company to maintain an office or agency in the places and for the purposes specified in the Indentures; or (ix) modify any of the foregoing provisions.

DEFEASANCE

     If indicated in the applicable Prospectus Supplement, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to the Convertible Debt Securities of or within any series (except as described below) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the Convertible Debt Securities of or within any series ("covenant defeasance"), upon the deposit with the Trustee for such series (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in the amount sufficient to pay the principal of and any premium or interest on such Convertible Debt Securities to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. Upon the occurrence of a defeasance, the Company will be deemed to have paid and discharged the entire indebtedness represented by such Convertible Debt Securities and any coupons appertaining thereto and to have satisfied all of its other obligations under such Convertible Debt Securities and any coupons appertaining thereto (except for (i) the right of holders of such Convertible Debt Securities to receive, solely from the trust funds deposited to defease such Convertible Debt Securities, payments in respect of the principal of, premium, if any, and interest, if any, on such Convertible Debt Securities or any coupons appertaining thereto when such payments are due and (ii) certain other obligations as provided in the Indentures). Upon the occurrence of a covenant defeasance, the Company will be released only from its obligations to comply with certain covenants contained in the Indentures relating to such Convertible Debt Securities, will continue to be obligated in all other respects under such Convertible Debt Securities and will continue to be contingently liable with respect to the payment of principal, interest, if any, and premium, if any, with respect to such Convertible Debt Securities.

     Unless otherwise specified in the applicable Prospectus Supplement and except as described below, the conditions to both defeasance and covenant defeasance are as follows: (i) such defeasance or covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under, the Indentures, or result in a breach or violation of, or constitute a default under, any other material agreement or instrument of the Company; (ii) certain bankruptcy related Defaults or Events of Default with respect to the Company must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease such Convertible Debt Securities and ending on the 91st day after such date; (iii) the Company must deliver to the Trustee an Opinion of Counsel to the effect that the holders of such Convertible Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if such defeasance or covenant defeasance had not occurred (such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indentures); (iv) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel with respect to compliance with the conditions precedent to such defeasance or covenant defeasance and with respect to certain registration requirements under the Investment Company Act of 1940, as amended; and (v) any additional conditions to such defeasance or covenant defeasance which may be imposed on the Company pursuant to the Indentures. The Indentures require that a nationally recognized firm of independent public accountants deliver to the Trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of such Convertible Debt Securities. The Indentures do not provide the holders of such Convertible Debt Securities with recourse against such firm. If indicated in the applicable Prospectus Supplement, in addition to obligations of the United States or an agency or instrumentality thereof, Government Obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency in which Convertible Debt Securities of such series are payable. In the event that Government Obligations deposited with the Trustee for the defeasance of such Convertible Debt Securities decrease in value or default subsequent to their being deposited, the Company will have no further obligation, and the holders of such Convertible Debt Securities will have no additional recourse against the Company, as a result of such decrease in value or default. As described above, in the event of a covenant defeasance, the Company remains contingently liable with respect to the payment of principal, interest, if any, and premium, if any, with respect to the Convertible Debt Securities.

     The Company may exercise its defeasance option with respect to such Convertible Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Convertible Debt Securities may not be accelerated because of a Default or an Event of Default. If the Company exercises its covenant defeasance option, payment of such Convertible Debt Securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Convertible Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

     The applicable Prospectus Supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to the Convertible Debt Securities of a particular series.

THE TRUSTEE

     The First National Bank of Chicago is the Trustee under the Indentures.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of other securities of the Company. Warrants may be issued together with or separately from any such securities of the Company and, if issued together with any of such securities, may be attached to or separate from such securities. The Warrants are to be issued under one or more separate Warrant Agreements (a "Warrant Agreement") to
be entered into between the Company and                         , as Warrant
Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. The statements herein relating to the Warrants and the Warrant Agreements are summaries and reference is made to the detailed provisions of the Warrant Agreements. A form of Warrant Agreement has been filed as an exhibit to the Registration Statement.

GENERAL

     If Warrants are offered, reference is made to the applicable Prospectus Supplement for a description of the specific terms of the Warrants being offered thereby, including (i) the specific designation and aggregate number of such Warrants, (ii) the offering price and the currency or composite currencies for which Warrants may be purchased, (iii) the designation and aggregate amount of other securities of the Company purchasable upon exercise of the Warrants, (iv) if applicable, the designation and terms of the securities with which the Warrants are issued and the number of Warrants issued with the minimum denomination or number of shares of each such security, (v) if applicable, the date on and after which the Warrants and the related securities will be separately transferable, (vi) the amount of other securities of the Company purchasable upon exercise of one Warrant and the price or the manner of determining the price and currency or composite currencies or other consideration for which any such securites may be purchased upon such exercise,
(vii) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire (the "Expiration Date"), (viii) the terms of any mandatory or optional redemption by the Company, (ix) certain Federal income tax consequences, (x) whether the certificates for Warrants will be issued in registered or unregistered form, and (xi) any other special terms pertaining to such Warrants. Unless otherwise specified in the applicable Prospectus Supplement, the Warrants will not be listed on any securities exchange.

     Warrant certificates may be exchanged for new Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer and exchange and may be exercised at an office or agency of the Warrant Agent maintained for that purpose (the "Warrant Agent Office"). No service charge will be made for any transfer or exchange of Warrant certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of any securities purchasable upon such exercise.

     The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder to purchase such amount of other securities of the Company at such exercise price, for such consideration and during such period or periods as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Warrants. Warrants may be exercised at any time during such period up to 5:00 P.M. New York City time on the Expiration Date set forth in the Prospectus Supplement relating to such Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

     Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the applicable Prospectus Supplement of the amount required to purchase the other securities of the Company purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant certificate. Unless otherwise provided in the applicable Prospectus Supplement, upon receipt of such payment and the Warrant certificate properly completed and duly executed at the Warrant Agent Office or any other office or agency indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the other securities of the Company purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant certificate are exercised, a new Warrant certificate will be issued for the amount of unexercised Warrants.

MODIFICATION OF WARRANT AGREEMENTS

     The Warrant Agreements contain a provision permitting the Company and the Warrant Agent, without the consent of any Warrantholder, to supplement or amend the Warrant Agreement in order to cure any ambiguity, and to correct or supplement any provision contained therein which may be defective or inconsistent with any other provisions or to make other provisions in regard to matters or questions arising thereunder which the Company and the Warrant Agent may deem necessary or desirable and which do not adversely affect the interests of the Warrantholders.

THE WARRANT AGENT

                    will act as the Warrant Agent under the Warrant Agreement.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors or other persons directly or through one or more dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Offered Securities will be named in an applicable Prospectus Supplement.

     The Offered Securities may be sold at a fixed price or prices, which may be changed, or at prices related to prevailing market prices or at negotiated prices. The Company also may offer and sell the Offered Securities to one or more persons in exchange for one or more outstanding issues of debt or equity securities of the Company acquired by such persons in privately negotiated transactions or from third parties in open market transactions. The newly issued Offered Securities in such cases may be offered pursuant to this Prospectus and the applicable Prospectus Supplement by such persons, acting as principal for their own accounts, at market prices prevailing at the time of sale, at prices otherwise negotiated, or at fixed prices. Unless otherwise indicated in the applicable Prospectus Supplement, the Company will only receive outstanding securities and will not receive cash proceeds in such exchanges or resales. Dealer trading may take place in certain of the Offered Securities, including Offered Securities not listed on any securities exchange. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and also may receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     If a dealer is used directly by the Company in the sale of Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer and the terms of any such sale will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities may be offered and sold through agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named in, and any commissions payable by the Company to such agent will be set forth in, the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Offers to purchase Offered Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Except as set forth in the applicable Prospectus Supplement, no director, officer or employee of the Company will solicit or receive a commission in connection with direct sales by the Company of the Offered Securities, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

     Any underwriting compensation paid by the Company to underwriters, dealers or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

     If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Convertible Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of Convertible Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Convertible Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters Convertible Debt Securities not covered by Contracts. A commission indicated in the applicable Prospectus Supplement will be granted to underwriters and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

     The Offered Securities may or may not be listed on a national securities exchange. If an underwriter or underwriters are utilized in the sale of any Offered Securities, the applicable Prospectus Supplement will contain a statement as to the intention, if any, of such underwriters at the date of such Prospectus Supplement to make a market in the Offered Securities. No assurances can be given that there will be a market for the Offered Securities.

     The place and time of delivery for the Offered Securities in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement. Securities issuable upon exercise of Warrants will be issued upon payment of the exercise price and otherwise in accordance with the relevant terms applicable to such Warrants and described in the relevant Prospectus Supplement.

                                 LEGAL OPINIONS

     The validity of the Securities offered hereunder will be passed upon for the Company by Lionel, Sawyer & Collins, 300 S. 4th Street, Suite 1700, Las Vegas, Nevada 89101. Certain legal matters in connection with this offering will be passed upon for the Underwriters by the counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of the Company as of March 31, 1995 and 1994 and for each of the years in the three-year period ended March 31, 1995 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended March 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE UNDERWRITERS, OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                   PROSPECTUS

Available Information...................    2
Information Incorporated by Reference...    2
Risk Factors............................    3
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends.............................    5
The Company.............................    6
Use of Proceeds.........................    7
Selected Consolidated Financial Data....    8
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    9
Business................................   23
Shoen Litigation........................   32
Description of Common Stock.............   35
Description of Series B Common Stock....   36
Description of Preferred Stock..........   36
Description of Debt Securities..........   39
Description of Convertible Debt
  Securities............................   43
Description of Warrants.................   51
Plan of Distribution....................   52
Legal Opinions..........................   54
Experts.................................   54

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                     AMERCO

                               LOGO   LOGO   LOGO
                                  COMMON STOCK

                             SERIES B COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                          CONVERTIBLE DEBT SECURITIES
                                    WARRANTS
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                           , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Securities and Exchange Commission Registration Fee.......................  $172,414
    Printing and Engraving Expenses...........................................    20,000*
    Listing Fees..............................................................    17,500
    Legal Fees and Expenses...................................................    90,000*
    Accounting Fees and Expenses..............................................    50,000*
    Transfer Agent Fees.......................................................     2,500*
    Other Expenses............................................................     2,586*
                                                                                --------
              Total Expenses..................................................  $355,000*
                                                                                ========

---------------
* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Nevada General Corporation Law requires the Company to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The Company's Restated Articles of Incorporation eliminate personal liability of directors and officers, to the Company or its stockholders, for damages for breach of their fiduciary duties as directors or officers, except for liability
(i) for acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law, or (ii) for the unlawful payment of dividends. In addition, the Company's By-Laws provide that the Company shall indemnify, to the fullest extent authorized or permitted by law, any person made, or threatened to be made, a defendant in any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she was a director or officer of the Company. The Company has also executed Indemnification Agreements that provide that certain of the Company's directors and officers shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law or the Restated Articles of Incorporation or By-Laws of the Company. The Company has established a trust fund with Harris Trust and Savings Bank as trustee in order to fund its obligations under the Indemnification Agreements. The Company has agreed to maintain a minimum balance in the trust fund of $1,000,000. The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law. The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                          EXHIBIT
------     ----------------------------------------------------------------------------------
  1.1      Form of Underwriting Agreement for Common Stock*
  1.2      Form of Underwriting Agreement for Series B Common Stock*
  1.3      Form of Underwriting Agreement for Preferred Stock*
  1.4      Form of Purchase Agreement for Debt Securities*
  1.5      Form of Purchase Agreement for Convertible Debt Securities*
  4.1      Form of Debt Securities Indenture*
  4.2      Form of Convertible Senior Indenture*
  4.3      Form of Convertible Subordinated Indenture*
  4.4      Form of Debt Securities (included in Exhibit 4.1)
  4.5      Form of Convertible Senior Debt Securities (included in Exhibit 4.2)
  4.6      Form of Convertible Subordinated Debt Securities (included in Exhibit 4.3)
  4.7      Form of Warrant Agreement*
  4.8      Restated Articles of Incorporation(1)
  4.9      Form of Stock Certificate for Common Stock*
  4.10     Form of Stock Certificate for Series B Common Stock*
  4.11     Form of Stock Certificate for Preferred Stock*
  4.12     Certificate of Designation for Preferred Stock*
  4.13     Restated By-Laws of AMERCO dated August 15, 1995(2)
  5        Opinion re Legality*
 12        Statement re Computation of Ratios
 23.1      Consent of Independent Accountants
 23.2      Consent of Lionel, Sawyer & Collins (included in Exhibit 5)
 24        Power of Attorney (included on signature page of Registration Statement)
 26        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Trustee under the Debt
           Securities Indenture, the Convertible Senior Indenture, and the Convertible
           Subordinated Indenture*
 28        Information from Reports Furnished to State Insurance Regulatory Authorities(3)

---------------
 *  To be filed by amendment.

(1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1992, File No. 0-7862.

(2) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, File No. 0-7862.

(3) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended March 31, 1995, File No. 0-7862.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each such filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 23rd day of February, 1996.

                                          AMERCO

                                          By:       /s/ EDWARD J. SHOEN

                                            ------------------------------------
                                                      Edward J. Shoen
                                            Chairman of the Board and President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Edward J. Shoen, as attorney-in-fact, to sign in his name and behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments to this registration statement.

            NAME AND SIGNATURE                           TITLE                      DATE
------------------------------------------    ---------------------------    ------------------
           /s/ EDWARD J. SHOEN                President and Chairman of      February 23, 1996
------------------------------------------    the Board (Principal
             Edward J. Shoen                  executive officer
            /s/ GARY B. HORTON                Treasurer (Principal           February 23, 1996
------------------------------------------    financial and accounting
              Gary B. Horton                  officer)
            /s/ MARK V. SHOEN                 Director                       February 23, 1996
------------------------------------------
              Mark V. Shoen
            /s/ JAMES P. SHOEN                Director                       February 23, 1996
------------------------------------------
              James P. Shoen
           /s/ WILLIAM E. CARTY               Director                       February 23, 1996
------------------------------------------
             William E. Carty
            /s/ JOHN M. DODDS                 Director                       February 23, 1996
------------------------------------------
              John M. Dodds
           /s/ CHARLES J. BAYER               Director                       February 23, 1996
------------------------------------------
             Charles J. Bayer
          /s/ RICHARD J. HERRERA              Director                       February 23, 1996
------------------------------------------
            Richard J. Herrera
          /s/ AUBREY K. JOHNSON               Director                       February 23, 1996
------------------------------------------
            Aubrey K. Johnson

                                 EXHIBIT INDEX

                                                                                        SEQUENTIAL
    EXHIBIT                                                                              NUMBERED
    NUMBER                                       TITLE                                     PAGE
    ------        --------------------------------------------------------------------  ----------
      1.1      -- Form of Underwriting Agreement for Common Stock*
      1.2      -- Form of Underwriting Agreement for Series B Common Stock*
      1.3      -- Form of Underwriting Agreement for Preferred Stock*
      1.4      -- Form of Purchase Agreement for Debt Securities*
      1.5      -- Form of Purchase Agreement for Convertible Debt Securities*
      4.1      -- Form of Debt Securities Indenture*
      4.2      -- Form of Convertible Senior Indenture*
      4.3      -- Form of Convertible Subordinated Indenture*
      4.4      -- Form of Debt Securities (included in Exhibit 4.1)
      4.5      -- Form of Convertible Senior Debt Securities (included in Exhibit 4.2)
      4.6      -- Form of Convertible Subordinated Debt Securities (included in
                  Exhibit 4.3)
      4.7      -- Form of Warrant Agreement*
      4.8      -- Restated Articles of Incorporation(1)
      4.9      -- Form of Stock Certificate for Common Stock*
      4.10     -- Form of Stock Certificate for Series B Common Stock*
      4.11     -- Form of Stock Certificate for Preferred Stock*
      4.12     -- Certificate of Designation for Preferred Stock*
      4.13     -- Restated By-Laws of AMERCO dated August 15, 1995(2)
      5        -- Opinion re Legality*
     12        -- Statement re Computation of Ratios
     23.1      -- Consent of Independent Accountants
     23.2      -- Consent of Lionel, Sawyer & Collins (included in Exhibit 5)
     24        -- Power of Attorney (included on signature page of Registration
                  Statement)
     26        -- Form T-1 Statement of Eligibility under the Trust Indenture Act of
                  1939, as amended, of The First National Bank of Chicago, as Trustee under the Debt Securities Indenture, the Convertible Senior
                  Indenture, and the Convertible Subordinated Indenture*
     28        -- Information from Reports Furnished to State Insurance Regulatory
                  Authorities(3)

---------------
 *  To be filed by amendment.

(1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1992, File No. 0-7862.

(2) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, File No. 0-7862.

(3) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended March 31, 1995, File No. 0-7862.

                                   APPENDIX A

                        DESCRIPTION OF GRAPHIC MATERIAL

  1.  Location:        Outside Front Cover and Outside Back Cover Pages of Prospectus
      Item:
                       Logos
      Description:
                       Logos of the three principal subsidiaries of AMERCO; Ponderosa Holdings,
                       Inc., U-Haul International, Inc., and Amerco Real Estate Company situated horizontally beside one another directly under the heading of the
                       Prospectus containing the name of the Company.
  2.  Location:
                       Page 7 of the Prospectus
      Item:
                       Corporate Structure
      Description:
                       A chart showing the corporate structure of the Company and its major subsidiaries. The chart shows the Company on top, above its three principal subsidiaries; Ponderosa Holdings, Inc., U-Haul International,
                       Inc., and Amerco Real Estate Company situated horizontally beside one another. Directly below Ponderosa Holdings, Inc. are its subsidiaries,
                       Oxford Life Insurance Company and Republic Western Insurance Company,
                       situated horizontally beside one another.